Exhibit 99.2

E LA CARTE, INC. (dba PRESTO)

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

E La Carte, Inc. (dba Presto)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of E La Carte, Inc. (dba Presto) (the “Company”) as of June 30, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2022 and 2021, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP

San Francisco, California

September 27, 2022

We have served as the Company’s auditor since 2021.

E LA CARTE, INC.

(dba PRESTO)

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value)

	As of June 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$3,017	$36,909
Accounts receivable, net of allowance for doubtful accounts of $353 and $902 as of June 30, 2022 and 2021, respectively	1,518	1,183
Inventories	869	3,320
Deferred costs, current	8,443	11,264
Prepaid expenses and other current assets	707	1,511
Total current assets	14,554	54,187
Deferred costs, net of current portion	2,842	10,670
Deferred transaction costs	5,765	—
Property and equipment, net	1,975	3,925
Intangible assets, net	4,226	1,334
Goodwill	1,156	—
Other long-term assets	18	143
Total assets	$30,536	$70,259

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,916	$6,037
Accrued liabilities	6,215	7,256
Financing obligations, current	8,840	15,763
Term loans, current	25,443	—
Convertible promissory notes and embedded warrants, current	89,663	9,854
PPP loan, current	—	2,599
Deferred revenue, current	10,532	13,980
Total current liabilities	146,609	55,489
Term loans, net of current portion	—	14,011
Financing obligations, net of current portion	—	2,772
Convertible promissory notes and embedded warrants, net of current portion	—	52,727
PPP loan, net of current portion	2,000	2,000
Warrant liabilities	4,149	1,434
Deferred revenue, net of current portion	237	11,643
Other long-term liabilities	—	202
Total liabilities	152,995	140,278

Commitments and Contingencies (Refer to Note 8)
Stockholders’ deficit:
Convertible preferred stock, $0.001 par value – 30,752,578 shares authorized as of June 30, 2022 and June 30, 2021; 28,343,420 shares issued and outstanding as of June 30 2022 and June 30, 2021 (liquidation preference of $46,908 as of June 30, 2022 and June 30, 2021)	28	28
Common stock, $0.001 par value – 52,665,368 and 50,839,368 shares authorized and 6,196,257 and 5,132,354 shares issued and outstanding as of June 30, 2022 and June 30, 2021, respectively	6	5
Additional paid-in capital	78,290	74,417
Accumulated deficit	(200,783)	(144,469)
Total stockholders’ deficit	(122,459)	(70,019)
Total liabilities and stockholders’ deficit	$30,536	$70,259

The accompanying notes are an integral part of these consolidated financial statements.

E LA CARTE, INC.
(dba PRESTO)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share amounts)

	Years Ended June 30,
	2022	2021
Revenue
Platform	$20,053	$19,074
Transaction	10,298	10,838
Total revenue	30,351	29,912
Cost of revenue
Platform	18,687	14,813
Transaction	8,998	8,497
Depreciation and impairment	2,033	5,554
Total cost of revenue	29,718	28,864
Gross profit	633	1,048

Operating expenses:
Research and development	16,778	14,985
Sales and marketing	6,640	2,895
General and administrative	9,847	4,344
Loss on infrequent product repairs	582	3,342
Total operating expenses	33,847	25,566
Loss from operations	(33,214)	(24,518)
Change in fair value of warrants and convertible promissory notes	(20,528)	(19,996)
Interest expense	(5,434)	(4,664)
Other income (expense), net	2,632	(601)
Total other expense, net	(23,330)	(25,261)
Loss before (benefit) provision for income taxes	(56,544)	(49,779)
(Benefit) provision for income taxes	(230)	23
Net loss and comprehensive loss	$(56,314)	$(49,802)
Net loss per share attributable to common stockholders, basic and diluted	$(10.58)	$(9.82)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	5,325,122	5,074,018

The accompanying notes are an integral part of these consolidated financial statements.

E LA CARTE, INC.
(dba PRESTO)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at June 30, 2020,	28,343,420	28	5,034,446	5	73,654	(94,667)	(20,980)
Issuance of common stock upon exercise of stock options	—	—	97,908	—	13	—	13
Stock-based compensation	—	—	—	—	750	—	750
Net loss	—	—	—	—	—	(49,802)	(49,802)
Balance at June 30, 2021	28,343,420	$28	5,132,354	$5	$74,417	$(144,469)	$(70,019)
Issuance of common stock upon exercise of stock options	—	—	320,913	1	110	—	111
Stock-based compensation	—	—	—	—	1,947	—	1,947
Fair value of newly issued non-voting common stock warrants (refer to Note 2)	—	—	—	—	712	—	712
Issuance of common stock for CyborgOps acquisition (refer to Note 15)	—	—	742,990	—	1,104	—	1,104
Net loss	—	—	—	—	—	(56,314)	(56,314)
Balance at June 30, 2022	28,343,420	$28	6,196,257	6	78,290	(200,783)	(122,459)

The accompanying notes are an integral part of these consolidated financial statements.

E LA CARTE, INC.
(dba PRESTO)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended June 30,
	2022	2021
Cash Flows from Operating Activities
Net loss	$(56,314)	$(49,802)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and impairment	2,397	5,872
Stock-based compensation	1,947	736
Change in fair value of liability classified warrants	1,597	19
Change in fair value of warrants and convertible promissory notes	18,932	18,915
Amortization of debt discount and debt issuance costs	1,215	1,229
Deferred taxes	(247)	—
Loss on debt extinguishment	—	616
Paid-in-kind interest expense	79	—
Forgiveness of PPP loan	(2,599)	—
Other	19	—
Changes in operating assets and liabilities:
Accounts receivable, net	(335)	1,089
Inventories	2,451	1,367
Deferred costs	11,361	8,082
Prepaid expenses and other current assets	1,073	(385)
Other long-term assets	(144)	(43)
Accounts payable	(3,322)	(1,244)
Vendor financing facility	(6,792)	306
Accrued liabilities	(3,562)	2,192
Deferred revenue	(14,854)	(12,391)
Other long-term liabilities	(201)	(330)
Net cash used in operating activities	(47,299)	(23,772)

Cash Flows from Investing Activities
Purchase of property and equipment	(260)	(17)
Payments relating to capitalized software	(1,798)	(529)
Acquisition of CyborgOps	(155)	—
Net cash used in investing activities	(2,213)	(546)
Cash Flows from Financing Activities
Proceeds from the exercise of common stock options	110	13
Repayment of term loans	—	(6,195)
Proceeds from issuance of convertible promissory notes and embedded warrants	8,150	43,666
Principal payments of financing obligations	(2,376)	(2,389)
Payment of debt issuance costs	(1,287)	(1,225)
Proceeds from the issuance of term loans	12,600	15,000
Proceeds from the issuance of PPP loans	—	2,000
Proceeds from issuance of financing obligations	—	6,170
Payments of deferred transaction costs	(1,577)	—
Net cash provided by financing activities	15,620	57,040

Net increase (decrease) in cash and cash equivalents	(33,892)	32,722
Cash and cash equivalents at beginning of year	36,909	4,187
Cash and cash equivalents at end of year	$3,017	$36,909
Supplemental Disclosure
Cash paid for income taxes	$26	$24
Cash paid for interest	3,854	4,664

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Cancellation of June 2021 Note and related accrued interest, with issuance of February 2022 Note	$20,663	$—
Issuance of warrants	1,831	947
Forgiveness of PPP loan	(2,599)	—
Common stock issued in CyborgOps acquisition	1,104	—
Deferred consideration – CyborgOps acquisition	950	—
Deferred transaction costs recorded in accounts payable and accrued liabilities	4,188	—

The accompanying notes are an integral part of these consolidated financial statements.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies

Description of Business

E la Carte, Inc.(formerly, KHR Technologies, Inc.) was incorporated in the State of Delaware in October 2008. In 2018, E la Carte, Inc. together with its subsidiary (the “Company”) adopted “Presto” as its trade name or doing business as (“dba”) name. In February 2019, the Company formed Presto Technology, Inc. as a wholly owned subsidiary located in Ontario, Canada. The Company is headquartered in Redwood City, California.

The Company is the developer of the Presto Smart Dining system (“Presto Touch”), which offers operations efficiency, guest self-service and marketing benefits for casual dining operators. The solution includes a portfolio of tabletop, handheld and wearable devices supported by a suite of powerful, cloud-based services to enable guest ordering, payment and surveys as well as cloud-based operations metrics, security and support monitoring in real time. The Company’s voice products (“Presto Voice”) use speech recognition technology in the customer order process and connects Presto’s cloud-based solution with restaurant point of sale (“POS”) systems to maximize efficiency and minimize costs by automatically transmitting orders to the restaurant’s POS system. The Company’s vision product consists of a platform-based artificial intelligence powered computer vision software application that delivers unique and real-time insights to operators (“Presto Vision”). The Presto solution improves operations efficiency and serves as the restaurant operating system, connecting front of house and back of house operations across dine-in, takeout, and delivery channels, with access to data that was previously inaccessible, allowing restaurant operators to make the smart decisions required to thrive in the highly competitive casual dining market.

Fiscal Year

The Company’s fiscal year ends on June 30. References to fiscal 2022, for example, refer to the fiscal year ended June 30, 2022.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company. All intercompany balances and transactions have been eliminated in consolidation. References to ASC and ASU included hereinafter refer to the Accounting Standards Codification and Accounting Standards Update established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP.

On November 10, 2021, Ventoux CCM Acquisition Corp. (“Ventoux”) and its subsidiaries, and E La Carte, Inc. (“Presto”) entered into an Agreement and Plan of Merger, as amended on April 1, 2022 and July 25, 2022 (the “Merger Agreement”), which, among other transactions, was consummated on September 21, 2022. Refer to Note 18 for further details.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues, expenses, and disclosures. Accordingly, actual amounts could differ from those estimates and those differences could be material.

Uses of estimates include, but are not limited to, the collectability of accounts receivable, the useful lives of property and equipment and intangible assets, inventory valuation, fair value of financial instruments, valuation of deferred tax assets and liabilities, valuation assumptions utilized in calculating the estimated value of stock-based compensation, valuation of warrants, valuation of goodwill and intangible assets acquired and impairment of long-lived assets. The Company has assessed the impact and are not aware of any specific events or circumstances that required an update to the Company’s estimates and assumptions or materially affected the carrying value of the Company’s assets or liabilities as of the date of issuance of this report. These estimates may change as new events occur and additional information is obtained.

Risk and Uncertainties

The Company is subject to a number of risks common to emerging, technology-based companies, including a limited operating history; dependence on key individuals; rapid technological changes; competition from substitute products and larger companies; the need for additional financing to fund future operations; and the successful development, marketing, and outsourced manufacturing of the Company’s products and services as well as the impact of the novel coronavirus disease (“COVID-19”) on the restaurant industry.

Impact of COVID-19

The Company was subject to risks and uncertainties as a result of the outbreak of a novel strain of coronavirus, designated “COVID-19” and declared to be a pandemic in March 2020. The Company first began to experience impacts from COVID-19 in March 2020, as federal, state and local governments reacted to the COVID-19 pandemic by encouraging or requiring social distancing, instituting shelter-in-place orders, and requiring, in varying degrees, reduced operating hours, restaurant dine-in and/or indoor dining limitations, capacity limitations or other restrictions that largely limited restaurants to off-premise sales (take-out and delivery) in the early stages of the pandemic.

Over the course of fiscal 2022 and 2021, certain of these restrictions were relaxed as incidents of infection from the initial outbreak declined, but many of the restrictions were reinstituted as incidents of infection surged. The degree and duration of restriction varied by individual geographic area. The extent of the continuing impact of the COVID-19 pandemic on the Company’s business remains highly uncertain and difficult to predict, as the operating status of restaurants remains fluid and subject to change as government authorities modify existing restrictions or implement new restrictions on restaurant operations in response to changes in the number of COVID-19 infections and the availability and acceptance of vaccines in their respective jurisdictions. Additionally, economies worldwide have been negatively impacted by the COVID-19 pandemic.

The Company has taken several actions to mitigate the effects of the COVID-19 pandemic on its operations and franchisees. In April 2020, the Company received a loan of approximately $2,599 under the U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”), to assist with the economic hardships caused by the pandemic. In March 2021, the Company received a second loan of approximately $2,000 under the PPP. In August 2021, the Company was granted forgiveness of the first loan of approximately $2,599. Refer to Note 7 for further details.

In fiscal years 2022 and 2021, the volume of repair charges the Company experienced was higher than usual due to a liquid ingress issue resulting from COVID-19 related actions by its customers. The Company’s devices failed primarily due to the use of extremely strong commercial disinfectant solutions by customers to clean the hardware devices as a mandatory precaution protocol due to COVID-19. Due to use of commercial cleaning products, the solution leaked into the hardware causing significant damage to the devices and requiring replacement of such devices. To prevent disruption to customers’ businesses, the Company has incurred $582 and $3,342 of loss on infrequent customer repairs related to this issue, which is presented as a separate line item on the Company’s consolidated statement of operations and comprehensive loss. The Company has claimed to recover the costs from its third-party subcontractor who manufactures the hardware, for which the Company received a favorable arbitrator ruling. Refer to Note 8 for further details.

The severity of the continued impact of the COVID-19 pandemic on the Company’s business will depend on a number of factors, including, but not limited to, how long the pandemic will last, whether/when recurrences of the virus may arise, what restrictions on in-restaurant dining may be enacted or re-enacted, the availability and acceptance of vaccines, the timing and extent of customer re-engagement with its brands and, in general, what the short- and long-term impact on consumer discretionary spending the COVID-19 pandemic might have on the Company and the restaurant industry as a whole, all of which are uncertain and cannot be predicted. The Company’s future results of operations and liquidity could be impacted adversely by future dine-in restrictions and the failure of any initiatives or programs that the Company may undertake to address financial and operational challenges faced by it and its franchisees. As such, the extent to which the COVID-19 pandemic may continue to materially impact the Company’s financial condition, liquidity, or results of operations remains highly uncertain.

Liquidity and Capital Resources

As of June 30, 2022 and 2021, the Company’s principal sources of liquidity were cash and cash equivalents of $3,017 and $36,909, respectively, which were held for working capital purposes.

Since inception, the Company has financed its operations primarily through financing transactions such as the issuance of convertible promissory notes and loans, and sales of convertible preferred stock. The Company has incurred recurring losses since its inception, including net losses of $56,314 and $49,802 for the years ended June 30, 2022 and 2021, respectively. As of June 30, 2022 and 2021, respectively, the Company had an accumulated deficit of $200,783 and $144,469 and the Company expects to generate operating losses for the near term. Cash from operations could also be affected by various risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, including timing of cash collections from customers. Additional capital infusion is necessary in order to fund currently anticipated expenditures, and to meet the Company’s obligations as they come due. The Company’s future capital requirements will depend on many factors, including the revenue growth rate, subscription renewal activity, billing frequency, the success of future product development, and the timing and extent of spending to support further sales and marketing and research and development efforts.

The Company may, in the future, enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. As of the date of this report, the Company has completed a deSPAC transaction (“deSPAC”). Subsequent to the deSPAC transaction, the Company may need to raise additional capital through equity or debt financing. These plans for additional financings are intended to mitigate the conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern, however as the plans are outside of management’s control, the Company cannot ensure they will be effectively implemented. In the event that additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to it or at all. If the Company is unable to raise additional capital when desired, its business, results of operations, and financial condition would be materially and adversely affected. As a result, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Concentrations of Risks, Significant Customers and Investments

The Company’s financial instruments are exposed to concentrations of credit risk and consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with high-quality financial institutions with investment-grade ratings.

The following customers accounted for more than 10% of revenues during the years ended June 30:

	2022	2021
Customer A	53%	46%
Customer B	25%	25%
Customer C	15%	22%
	93%	93%

The following customers accounted for more than 10% of accounts receivable during the years ended June 30:

	2022	2021
Customer A	31%	11%
Customer B	41%	35%
Customer C*	—%	46%
Customer D*	11%	—%
	83%	92%

*	Customers with a dash accounted for less than 10% of accounts receivable at period end.

The Company is exposed to vendor concentration risk as it supplies tablets from one vendor. The Company’s operating results could be adversely affected should the vendor increase prices or incur disruptions in its tablet supply. As of June 30, 2022 and 2021, the Company had $0 and $6,792, respectively, due to the vendor as part of its vendor financing facility.

Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive income (loss). The Company has no components of other comprehensive loss. Therefore, net loss equals comprehensive loss for all periods presented.

Fair Value Measurements

Fair value is defined as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

●	Level 1 — Quoted prices in active markets for identical assets as of the reporting date.

●	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets, quoted prices for identical or similar assets in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets.

●	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets.

Financial instruments consist of cash equivalents, accounts receivable, accounts payable, convertible promissory notes and warrant liabilities. Accounts receivable and accounts payable are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments purchased with original maturities of three months or less to be cash equivalents. As of June 30, 2022 and 2021, cash and cash equivalents consists solely of cash held in financial institutions.

Accounts Receivable, Net and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amounts net of an allowance for doubtful accounts. The Company regularly reviews the outstanding accounts receivable and allowance for doubtful accounts and at each reporting date, makes judgments as to collectability of outstanding receivables. The Company determines the allowance for doubtful accounts receivable by making its best estimate of specific uncollectible accounts considering its historical accounts receivable collection experience and the information that management has regarding the current status of the Company’s accounts receivable balances. The allowance for doubtful accounts at June 30, 2022 and 2021 was $353 and $902, respectively.

Inventories

Inventories are valued at the lower of cost or net realizable value using the weighted average cost method, which approximates the first-in first-out inventory method. This method is consistent and valued separately across new inventories and refurbished inventories. Inventories are comprised of finished goods (tablets) and related component parts. The Company purchases its inventories from a third-party manufacturer as finished goods and stores the inventory partially in its own warehouse and partially at a third-party warehouse. The Company establishes provisions for excess and obsolete inventories after an evaluation of historical sales, future demand and market conditions, expected product life cycles, and current inventory levels to reduce such inventories to their estimated net realizable value. Such provisions are made in the normal course of business and are charged to cost of revenue in the consolidated statements of operations and comprehensive loss. The provision for excess and obsolete inventories was immaterial for the years ended June 30, 2022 and 2021.

Business Combinations

The Company accounts for acquisitions using the acquisition method of accounting. Assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date. The fair value of the consideration transferred in a business combination, including any contingent consideration, is allocated to the assets acquired and liabilities assumed based on their respective fair values. The excess of the consideration transferred over the fair values of the assets acquired and the liabilities assumed is recorded as goodwill.

Intangible assets, Net

Intangible assets consist of the Company’s capitalized software costs, developed technology as part of the Company’s acquisition of CyborgOps and domain name rights acquired for “Presto.com”. The Company’s domain name is being amortized on a straight-line basis over 15 years. The capitalized software and developed technology is amortized on a straight-line basis over the estimated useful lives of the software, which is generally 4 years. Software development costs include costs to develop software to be used to meet internal needs and applications used to deliver its services. Refer to Note 15 for further details of the developed technology. The Company accounts for its internal use software in accordance with the guidance in Accounting Standard Codification (“ASC”) 350-40, Internal-Use Software. The costs incurred in the preliminary stages of development are expensed as incurred. The Company capitalizes development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed, and the software will be used to perform the function intended. Costs capitalized for developing such software applications were $1,783 and $540, respectively, for the years ended June 30, 2022, and 2021.

Property and Equipment, Net

Property and equipment, net, are stated at cost, less accumulated depreciation. Substantially all of the Company’s property and equipment is comprised of tablets which are leased to customers. Property and equipment, net also includes equipment and software for general employee use. Depreciation is recognized using the straight-line method over the estimated useful lives of the respective assets, which is four years for tablets and three years for other property and equipment. Leasehold improvements are depreciated over the shorter of the life of the assets or the remaining term of the lease. Routine maintenance and repair costs are expensed as incurred. The costs of major additions, replacements and improvements are capitalized. Gains and losses realized on the sale or disposal of property and equipment are recognized or charged to other expense, net in the consolidated statements of operations and comprehensive loss.

For tablets classified as property and equipment, net, the Company has historically entered into equipment financing facilities with financing partners, whereby the Company legally sells the tablets to such financing partners. The Company accounts for these as property and equipment with a corresponding financing obligation, as the Company retains substantially all of the benefits and risks of ownership of the property sold.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets on an annual basis, or more frequently whenever circumstances indicate a long-lived asset may be impaired. When indicators of impairment exist, the Company estimates future undiscounted cash flows attributable to such assets. In the event cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair value. For the years ended June 30, 2022, and 2021, the Company recorded $579 and $2,965, respectively, in write offs related to the impairment of tablets. Refer to Note 4 for further details.

Financing Obligations

The Company entered various arrangements in which the Company incurred financing obligations in exchange for an upfront payment. The Company recognizes interest on the financed amount using either the effective interest method or stated interest, depending on the arrangement.

Revenue Recognition

The Company accounts for its revenue in accordance with ASC 606 Revenue from Contracts with Customers. Revenue is recognized when promised goods or services are transferred to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services, net of any taxes collected from customers (e.g., sales and other indirect taxes), which are subsequently remitted to government authorities.

During the years ended June 30, 2022 and 2021, the Company derived its revenues from two revenue streams: (1) sales and leases of the Presto Touch product (“Platform revenue”), which includes hardware, hardware accessories, software and customer support and maintenance, and (2) Premium Content (gaming) and other revenue, which includes professional services (“Transaction revenue”).

Platform Revenue

The platform revenue stream is generated from fees charged to customers for access to the Company’s Presto Touch, which is recognized ratably. Revenue generated by Presto Voice and Presto Vision products are not material for the fiscal years ended June 30, 2022 and 2021. Part of the total contract value is due upon execution of the contract, and the remainder is due upon installation of the Presto Touch. Certain contracts allow the total contract value to be paid monthly over the term of the contract. The Company’s contracts with customers are generally for a term ranging from 12 to 48 months. Amounts invoiced in excess of revenue recognized are recorded as deferred revenue.

The Company also maintains arrangements with certain customers whereby the Company leases the Presto Touch to its customer, which are accounted for in accordance with ASC 840. Revenue associated with the lease is recognized on a straight-line basis as platform revenue over the lease term in the consolidated statements of operations and comprehensive loss.

Transaction Revenue

Transaction revenue consists of a single performance obligation recognized at a point in time when the content is delivered and used. Transaction revenue is recognized on a gross basis as the Company is the principal in the relationship and the restaurant acts as a sales agent between the Company and the diner to upsell premium content purchases during the dining experience. The Company is the principal as the Company is the primary obligor responsible for fulfillment, the Company controls the gaming license and its accessibility and has influence in establishing the price charged to the diner. The portion of gaming service collections withheld by the restaurant for sales commission are recorded to transaction cost of revenues.

The Company determines revenue recognition through the following steps:

1.	Identification of the contract, or contracts, with a customer — the Company enters into a master sales agreement (“MSA”) with the customer which is signed by both parties. The rights and obligations are outlined in the MSA and payment terms are clearly defined. The Company then enters into a license agreement, typically with each franchisee, which outlines the specified goods and services to be provided. The Company also enters into separate gaming agreements with diners, whereby the customer agrees to pay for use of the premium content. Each MSA, in conjunction with a license agreement, and each gaming agreement, has commercial substance, whereby the Company is to provide products and services in exchange for payment, and collectability is probable.

2.	Identification of the performance obligations in the contract — The Company’s contracts with customers include promises to transfer multiple goods and services. For all arrangements with multiple services, the Company evaluates whether the individual services qualify as distinct performance obligations. In the Company’s assessment of whether a service is a distinct performance obligation, the Company determines whether the customer can benefit from the service on its own or with other readily available resources and whether the service is separately identifiable from other services in the contract. This evaluation requires the Company to assess the nature of each individual service offering and how the services are provided in the context of the contract, including whether the services are significantly integrated, highly interrelated, or significantly modify each other, which may require judgment based on the facts and circumstances of the contract.

The Company identified the following performance obligations: for the MSAs and license agreements, 1) sales or leases of hardware, software-as-a-service (“Saas”) and maintenance as one combined performance obligation (“Presto Touch”) and for gaming agreements, 2) premium content, or gaming. Professional services were insignificant during fiscal years 2022 and 2021.

The Presto Touch is considered a single performance obligation because each element of the Presto Touch is interdependent and cannot function independently. The software and hardware represent one combined output and the customer cannot benefit from the use of one element without the other.

When the Company enters into gaming agreements, the Company’s Presto Touch includes the capability of providing entertainment services, designed (either on its own or through other subcontractors) and provided by the Company via internet, that can be purchased by diners. The games are only accessible over the internet, and upon the diner making the decision to pay for the content, the diner receives the right to access the game on the Presto Touch. Gaming fees are usage based through the diner’s use of the device and stipulated in a separate contract with the diner. Any fees that are incurred are collected by the restaurant as part of the normal payment for the dining check from the diner and remitted back to the Company, net of commissions paid to the restaurant as the sales agent. Premium content revenue, or gaming revenue, is therefore one performance obligation.

3.	Determination of the transaction price — the Company’s MSAs stipulate the terms and conditions, and separate license agreements dictate the transaction price, and typically outlines as a price per store location or number of Presto Touch. The transaction price is generally a fixed fee, with a portion due upfront upon signing of the contract and the remainder due upon installation of the Presto Touch. The transaction price for transaction revenue is a fixed fee charged per game. The Company occasionally provides consideration payable to a customer, which is recorded as a capitalized asset upon payment and included as part of deferred costs and amortized as contra-revenue over the expected customer life.

4.	Allocation of the transaction price to the performance obligations in the contract — As the Presto Touch is one combined performance obligation, no reallocation of the contract price is required. The Company’s premium content contract is comprised of one performance obligation and does not require reallocation of the contract price.

5.	Recognition of revenue when, or as, the Company satisfies a performance obligation — As the customer simultaneously receives and consumes the benefits provided by the Company through continuous access to its SaaS platform, revenue from the Presto Touch is satisfied ratably over the contract period as the service is provided, commencing when the subscription service is made available to the customer. Transaction revenue does not meet the criteria for ratable recognition and is recognized at a point in time when the gaming service is provided.

Costs Capitalized to Obtain Revenue Contracts

Sales commissions and associated payroll taxes paid to internal sales personnel that are incremental costs resulting from obtaining a non-cancelable contract with a customer are capitalized and recognized over the estimated customer life, if material.

Incremental costs incurred to obtain a contract were immaterial during the years ended June 30, 2022, and 2021.

Deferred Revenue and Deferred Costs

Deferred revenue consists of deferred platform revenue, which arises from timing differences between the advance payment and satisfaction of all revenue recognition criteria consistent with the Company’s revenue recognition policy. Deferred costs consist of the direct costs associated with the purchase of the hardware in the Presto Touch and other equipment, shipping and freight costs, and installation costs. Costs are deferred in the same manner as revenue that is deferred. Deferred revenue and associated deferred costs expected to be realized within one year are classified as deferred revenue, current, and deferred costs, current, respectively.

Cost of Revenue

Platform Cost of Revenue

Platform cost of revenue consists of four categories: product costs, shipping/freight costs, installation costs, and other costs. Product costs consist primarily of the cost to purchase the hardware and hardware accessories for the Presto Touch. Shipping/freight costs consist of all costs to transport the Presto Touch to the customers. Installation costs include the labor cost to install the hardware in each restaurant. Other costs include the amortization of capitalized software and product support costs.

The Company also incurs costs to refurbish and repair its tablets. These costs are expensed in the period they are incurred, as the costs are expected to be linear and therefore, will match with the timing of revenue recognition over time. In connection with these costs, the Company also accrues a liability at each reporting period for expected repair costs for customer tablets currently in the Company’s return merchandise authorization process as of the reporting period, which get charged to platform cost of revenue. Refer to Note 9 for further details.

Transaction Cost of Revenue

Transaction cost of revenue consists primarily of the portion of the fees collected from diners that are then paid to the restaurant as part of the revenue share agreement with each restaurant. As the Company bears the primary responsibility of the product, the Company is the principal in the premium content transactions and restaurants act as the agent, whereby the Company collect all of the fees paid as revenue and remit the revenue share to the restaurants as cost of revenue. The commissions paid to restaurants under the Company’s revenue share agreement range on average between 70% and 90% of premium content revenue by customer logo.

Depreciation and Impairment Cost of Revenue

Depreciation and impairment cost of revenue consists primarily of the costs of assets that are included in property and equipment, net in the balance sheet that are amortized to cost of revenue and related impairment charges.

Operating Expenses

Operating expenses consist of sales and marketing, research and development, and general and administrative expenses. The largest single component of operating expenses is employee-related expenses, which include salaries, commissions and bonuses, stock-based compensation, and employee benefit and payroll costs. Operating expenses for the year ended June 30, 2022 and 2021 include $582 and $3,342, respectively, in losses on infrequent product repairs (refer to “Impact of COVID-19”). These damages were caused by customers’ use of commercial disinfectant solutions as a precautionary protocol in response to COVID-19, which caused damage to the devices and required significant repairs or replacement.

Research and development expenses consist primarily of employee-related costs associated with maintenance of the Company’s platform and the evaluation and preliminary development of new product offerings, as well as allocated overhead and expenses associated with the use of third-party software directly related to preliminary development and maintenance of the Company’s products and services. These costs are expensed as incurred as they do not meet the requirements for capitalization.

Sales and marketing expenses consist primarily of employee-related costs incurred to acquire new customers and increase product adoption across the Company’s existing customer base. Marketing expenses also include fees incurred to generate demand through various advertising channels and allocated overhead costs.

General and administrative expenses consist primarily of expenses related to facilities, finance, human resources and administrative personnel. General and administrative expenses also include costs related to fees paid for certain professional services, including legal, tax and accounting services and bad debt expenses.

Advertising Costs

The Company’s advertising and promotional costs are expensed as incurred. Advertising costs were $36 and $10 for the years ended June 30, 2022 and 2021, respectively and are included in sales and marketing expense.

Leases

The Company accounts for leases in accordance with ASC 840, Leases (ASC 840). The Company categorizes leases at their inception as either operating or capital leases, with the Company’s current lease portfolio consisting of operating leases for office spaces, and tablets leased to customers. In certain lease agreements, the Company may receive rent holidays and other incentives. For operating leases, the Company recognizes lease costs on a straight-line basis once control of the space is achieved, without regard to deferred payment terms such as rent holidays that defer the commencement date of required payments. Additionally, incentives received are treated as a reduction of costs over the term of the agreement.

Stock-Based Compensation

The Company has a stock incentive plan under which incentive stock options and restricted stock units (“RSUs”) are granted to employees and non-qualified stock options are granted to employees, investors, directors and consultants. The options and RSUs granted vest over time with a specified service period, except for performance-based grants. Stock-based compensation expense related to equity awards is recognized based on the fair value of the awards granted. The fair value of the Company’s common stock underlying the awards has historically been determined by the board of directors with input from management and third-party valuation specialists, as there was no public market for the Company’s common stock. The board of directors determines the fair value of the common stock by considering a number of objective and subjective factors including: the valuation of comparable companies, the Company’s operating and financial performance, the lack of liquidity of common stock, transactions in the Company’s preferred or common stock, and general and industry specific economic outlook, amongst other factors. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, risk-free interest rates, the expected term of the option, expected volatility, and expected dividend yield. The fair value of each RSU is the fair value of the underlying common stock on the grant date. The related stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards, which is generally four years. For awards with performance conditions, the related cumulative stock-based compensation expense from inception to date is recognized when it is probable that the performance condition will be achieved. The Company accounts for forfeitures as they occur.

Shipping and handling costs and sales tax

Shipping and handling costs are classified as a component of cost of revenue. Fees charged to customers for shipping and handling are recorded as revenue.

Sales tax collected from customers and remitted to taxing authorities is excluded from revenue and is included in accrued liabilities on the Company’s consolidated balance sheets.

Foreign Currency

The functional currency of the Company’s foreign subsidiary is the U.S. Dollar (USD). Monetary assets and liabilities are remeasured using foreign currency exchange rates at the end of the period, and non-monetary assets and liabilities are held based on historical exchange rates. Transactions denominated in currencies other than USD are recorded at the average exchange rates during the year. Gains and losses due to foreign currency are the result of either the remeasurement of subsidiary balances or transactions denominated in currencies other than the foreign subsidiaries’ functional currency and are included in other income (expense), net in the Company’s consolidated statement of operations and comprehensive loss.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when management estimates that it is more likely than not that deferred tax assets will not be realized. Realization of deferred tax assets is dependent upon future pretax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in future periods.

The Company is required to evaluate whether tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized.

The Company records interest and penalties related to income tax matters in income tax expense. As of June 30, 2022 and 2021, the Company has no accrued interest and penalties related to uncertain tax positions.

Net Loss Per Share

The Company calculates basic net loss per share by dividing net loss attributable to common stockholders by the weighted-average number of ordinary shares outstanding during the period. Net loss attributable to common stockholders is net loss minus convertible preferred stock dividends declared, of which there were none during the periods presented. The Company applies the two-class method to calculate basic net loss per share for the Company’s common stock and non-voting common stock. The net loss attributable to common stockholders is allocated to common stock and non-voting common stock on a pro rata portion of the total common stock outstanding. The Company’s preferred stockholders are not included in the basic net loss per share calculation because they are not contractually obligated to share in the Company’s losses.

The Company’s potentially dilutive securities, which include stock options and RSUs, convertible notes, convertible preferred stock and warrants, have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive and reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same for the years presented.

Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s Co-CODMs are the Chief Executive Officer and the Chief Financial Officer, who review financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. As such, the Company’s operations constitute a single operating segment and one reportable segment.

The Company has operations in the United States and Canada. The Company earns primarily all of its revenue in the United States and all of its long-lived assets are held in the United States.

Recently Adopted Accounting Standards

The Company qualifies as emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to “opt in” to the extended transition related to complying with new or revised accounting standards, which means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for nonpublic companies. In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by this new guidance. The Company adopted the standard prospectively on July 1, 2021. The adoption of this standard resulted in an increase to capitalized software of $45 as of the adoption date and did not have an impact on the consolidated statement of operations and comprehensive loss and consolidated statement of cash flows.

In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments, which amended the disclosure requirements for debt for which the fair value option was elected. The Company adopted the standard on July 1, 2021. The adoption of this standard did not have an impact on the consolidated financial statements other than the required disclosures.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments Topic 326: Credit Losses Measurement of Credit Losses on Financial Instruments (Topic 326), which requires an entity to utilize a new impairment model known as the current expected credit loss (CECL) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. This guidance also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. Entities will apply the standard’s provisions as a cumulative effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The FASB subsequently issued ASU 2018-19, ASU 2019-04, and ASU 2019-10, which clarified the implementation guidance and effective date of Topic 326. Topic 326 is effective for the Company beginning fiscal year 2024. The Company is currently evaluating the impact of the adoption of this standard on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Topic 842: Leases (Topic 842), which supersedes the guidance in ASC 840: Leases. This standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similarly to existing guidance for operating leases today. The Company will be required to recognize and measure leases existing at, or entered into after, the beginning of the period of adoption using a modified retrospective approach, with certain practical expedients available. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The FASB subsequently issued ASU 2018-10, ASU 2018-11, ASU 2019-01, ASU 2019-10, ASU 2020-05, and ASU 2021-05, which clarified the implementation guidance and effective date of Topic 842. The standard is effective for the Company beginning in fiscal year 2023 and early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in ASC 740, Income Taxes in order to reduce cost and complexity of its application. The standard is effective for the Company beginning in fiscal year 2023 and interim periods in the following years. Most amendments within this guidance are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company is currently evaluating the impact of the adoption of this standard on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity, which simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. The standard also simplifies guidance in Topic 815-40 by removing certain criteria that must be satisfied in order to classify a contract as equity and revises the guidance on calculating earnings per share, requiring the use of the if-converted method for all convertible instruments. The standard is effective for the Company beginning in fiscal year 2025. The Company is currently evaluating the impact of the adoption of this standard on the Company’s consolidated financial statements.

In March 2020 with an update in January 2021, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, and ASU 2021-01, Reference Rate Reform (Topic 848), which provides optional expedients and exceptions for applying current U.S. GAAP to contracts, hedging relationships, and other transactions affected by the discontinuation of the London Interbank Offered Rate (“LIBOR”) or by another reference rate expected to be discontinued. The guidance can be adopted immediately and is applicable to contracts entered into on or before December 31, 2022. The Company is currently evaluating its contracts that reference LIBOR and the potential effects of adopting this new guidance but does not expect this standard to have a material effect. The Company does not intend to adopt the standard early.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an acquirer to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606. The standard is effective for the Company beginning in fiscal year 2023 and interim periods within that year. The Company is currently evaluating the impact of the adoption of this standard on the Company’s consolidated financial statements.

2. Revenue

Contract Balances

The Company receives payments from customers based on a billing schedule as established in its customer contracts. Accounts receivable is recorded when the Company contractually has the right to consideration. In some arrangements, a right to consideration for its performance under the customer contract may occur before invoicing to the customer, resulting in contract assets. The amount of contract assets included within accounts receivable before allowances, in the consolidated balance sheets was $516 and $446 as of June 30, 2022, and 2021, respectively.

Contract liabilities consist of deferred revenue. Deferred revenue represents amounts that have been invoiced in advance of revenue recognition, and the balance is recognized as revenue when transfer of control to customers has occurred or services have been provided. The current portion of deferred revenue balances are recognized during the following 12-month period.

The following table summarizes the activity in deferred revenue:

Deferred Revenue
Deferred revenue, beginning of year – June 30, 2020	$38,013
Additions	2,999
Revenue recognized	(15,389)
Deferred revenue, end of period – June 30, 2021	25,623
Additions	4,481
Revenue recognized	(19,335)
Deferred revenue, end of period – June 30, 2022	$10,769

As of June 30, 2022, approximately $12,309 of revenue is expected to be recognized from remaining performance obligations for customer contracts. The Company expects to recognize revenue on approximately $12,072 of these remaining performance obligations over the next 12 months, with the balance recognized thereafter.

On July 29, 2019, the Company entered into an arrangement with Customer A whereby it agreed to provide a $5,000 marketing development payment once the roll out phase was completed, which occurred on June 4, 2020, with the payment coming due on July 4, 2020. This payment is treated as an offset to revenue recognized under the contract over 4 years and interest accrues on the unpaid balance at a rate of 12% per annum. The payment due on July 4, 2020 was not paid by the Company. For the years ended June 30, 2022 and June 30, 2021 the Company had incurred $170 and $634 of interest expense, respectively.

On September 29, 2021, the Company entered into an agreement with Customer A regarding the payment of a $5,000 marketing development payment and related accrued interest to be made to the customer and $2,000 in handheld services to be provided to the customer under a previous contract. Through the settlement agreement, the Company agreed to provide certain alternative installation and replacement services with a value of $2,000 and cover expenses on behalf of the customer related to a liquid ingress issue resulting from COVID-19 of $3,333. The liquid ingress issue was a result of the Company’s devices failure primarily due to the use of extremely strong commercial disinfectant solutions by the Company’s customers to clean the hardware devices as a mandatory precaution protocol due to COVID-19. In return, the customer agreed to reduce the payment to be made from $5,000 to $3,200, waive the related accrued interest of $805 and no longer request a refund on a $2,000 payment it had previously made for handheld services. Of the amounts, $2,879 was accounted for as contra-loss on infrequent product repairs, $2,434 as a reduction to accounts payable for the principal and accrued interest owed, $274 as a reduction to deferred revenue, and $171 as prepaid interest as of and for the fiscal year ended June 30, 2021. Subsequently, $170 interest expense was recognized against the prepaid interest balance, $3,200 was recognized as a reduction to accounts payable for the payment of the outstanding marketing development amount in October 2021 and $1,227 was recognized as revenue relating to the installation and replacement services provided as part of the contract modification as of and for the fiscal year ended June 30, 2022. The Company will continue to offset revenue recognized based on the original $5,000 marketing development fund.

On October 29, 2021, the Company entered into an arrangement with a customer whereby it issued a warrant to purchase 500,000 shares of non-voting common stock. Refer to Note 11 for further details. The fair value of the warrant is treated as a reduction to the transaction price of the customer contract and will be recorded as contra-revenue. Contra-revenue recognized related to the warrant was not material for the fiscal year 2022.

Disaggregation of Revenue

No single country other than the United States represented 10% or more of the Company’s revenue during the years ended June 30, 2022 and 2021.

For the years ended June 30, 2022 and 2021, $2,316 and $3,540 of revenue were from leasing arrangements.

3. Fair Value Measurements

Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The Company elected the fair value option to account for the convertible promissory notes and embedded warrants because the Company believes it more accurately reflects the value of the debt in the financial statements. Changes in the fair value of the convertible promissory notes and embedded warrants were included in change in fair value of warrants and convertible promissory notes in the consolidated statement of operations and comprehensive loss.

The following table provides a summary of all financial instruments measured at fair value on a recurring basis as of June 30, 2022 and 2021:

	June 30, 2022
	Level 1	Level 2	Level 3	Total
Financial Liabilities:
Convertible promissory notes and embedded warrants	$—	$—	$89,663	$89,663
Warrant liabilities	—	—	4,149	4,149
Total	$—	$—	$93,812	$93,812

	June 30, 2021
	Level 1	Level 2	Level 3	Total
Financial Liabilities:
Convertible promissory notes and embedded warrants	$—	$—	$62,581	$62,581
Warrant liabilities	—	—	1,434	1,434
Total	$—	$—	$64,015	$64,015

The fair value of the convertible notes is determined based on “Level 3” inputs, due to a lack of market data over inputs such as the probability weighting of the various scenarios that can impact the settlement. The principal amount of the convertible promissory notes, embedded warrants and accrued interest is measured at fair value using the Monte Carlo valuation model. The valuation model utilized various key assumptions, such as enterprise value and management assessments of the probability of expected future events, including conversion upon next financing of private preferred stock, conversion upon a next financing in a public liquidity event, conversion upon a change in control, conversion upon maturity and default. A public liquidity event is defined as the issuance and sale of shares in an initial public offering or a deSPAC. As part of the convertible promissory notes and embedded warrants valuation at each reporting date, the Company determined that credit risk associated with the convertible promissory notes and embedded warrants was immaterial.

The Company estimated the fair value of the convertible promissory notes, embedded warrants and accrued interest using the following weighted average assumptions:

	As of June 30, 2022
	Next Financing - Private	Next Financing - Public	Change in Control	Maturity Date	Default
Probability of conversion	10%	80%	5%	5%	—
Expected term (in years)	0.3	0.2	0.2	0.3	—
Discount rate	16.5%	16.5%	16.5%	—	—

	As of June 30, 2021
	Next Financing – Private	Next Financing – Public	Maturity Date	Default
Probability of conversion	70%	20%	5%	5%
Expected term (in years)	1.0	1.0	1.5	—
Discount rate	15%	15%	—	—

The fair value of the warrants are determined based on “Level 3” inputs, due to the lack of relevant observable market data over fair value inputs (volatility, stock price, risk-free rate, expected term, and dividend yield), used in the Black-Scholes-Merton model. The following table indicates the weighted-average assumptions made in estimating the fair value:

	As of June 30,
	2022	2021
Risk-free interest rate	3.00%	1.07%
Expected term (in years)	5.93	6.75
Expected volatility	65.72%	49.20%
Expected dividend yield	—	—
Exercise price	$6.06	$5.96

The following table sets forth a summary of the difference between the carrying amount and the fair value of Level 3 convertible promissory notes and embedded warrants for which the fair value option was elected:

	June 30, 2022
	Carrying Amount	Amount Charged to Earnings	Fair Value
Convertible promissory notes and embedded warrants	$51,816	$37,847	$89,663
Total	$51,816	$37,847	$89,663

	June 30, 2021
	Carrying Amount	Amount Charged to Earnings	Fair Value
Convertible promissory notes and embedded warrants	$43,666	$18,915	$62,581
Total	$43,666	$18,915	$62,581

The following table sets forth a summary of changes in the fair value of Level 3 warrant liabilities and Level 3 convertible promissory notes and embedded warrants for the years ended June 30, 2022 and 2021:

	Convertible Promissory Notes and Embedded Warrants	Warrant Liabilities
Balance at June 30, 2020	—	$468
Issuance of convertible promissory notes	43,666	—
Issuance of warrants	—	947
Change in fair value of warrant liabilities and convertible promissory notes	18,915	19
Balance at June 30, 2021	$62,581	$1,434
Issuance of convertible promissory notes	8,150	—
Issuance of warrants	—	1,118
Change in fair value of warrant liabilities and convertible promissory notes	18,932	1,597
Balance at June 30, 2022	$89,663	$4,149

The Company measures certain non-financial assets and liabilities, including property and equipment, intangible assets, and inventory, at fair value on a non-recurring basis. Fair value measurements of non-financial assets and non-financial liabilities are used primarily in the impairment analyses of property and equipment, intangible assets and inventory. The Company determined that impairment indicators exist for its property and equipment, so the fair value of the property and equipment was compared to its carrying value (refer to “Property and Equipment, Net”). The fair value was calculated using a discounted cash flow model determined using “Level 3” inputs, due to the lack of relevant observable market data over fair value inputs.

During fiscal year 2022, the Company acquired in-process technology that was measured at fair value as part of an acquisition. The Company used the replacement cost method which leverages Level 3 inputs such as estimated time spent to recreate the technology plus a developer’s margin. Refer to Note 5 and Note 15 for further details.

4. Consolidated Balance Sheet Components

Accounts Receivable, net

The Company’s allowance for doubtful accounts is as follows:

Allowance for doubtful accounts, beginning of year – June 30, 2020	$251
Additions	651
Write-offs	—
Allowance for doubtful accounts, end of period – June 30, 2021	902
Additions	265
Recoveries	(338)
Write-offs	(476)
Allowance for doubtful accounts, end of period – June 30, 2022	$353

Inventories

Inventories consisted of the following:

	As of June 30,
	2022	2021
Finished goods	$869	$3,320
Total inventories	$869	$3,320

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	As of June 30,
	2022	2021
Security deposits	$351	$82
Prepaid expenses	263	1,387
Prepaid insurance	93	42
Total prepaid expenses and other current assets	$707	$1,511

Property and Equipment, Net

Property and equipment, net consisted of the following:

	As of June 30,
	2022	2021
Tablets	$5,663	$8,031
Computer equipment	519	326
Software	562	562
Leasehold Improvements	—	38
Total property and equipment	6,744	8,957
Less: accumulated depreciation	(4,769)	(5,032)
Property and equipment, net	$1,975	$3,925

Depreciation expense was $1,612 and $2,907 for the years ended June 30, 2022 and 2021, respectively, of which $1,454 and $2,589, respectively, was related to capital leased equipment and was recorded in cost of revenue in the Company’s consolidated statement of operations and comprehensive loss. The remainder of depreciation expense was recorded in operating expenses for the years ended June 30, 2022 and 2021.

During the years ended June 30, 2022 and 2021, respectively, the Company recognized a loss on impairment of $579 and $2,965 in cost of revenue in the Company’s consolidated statement of operations and comprehensive loss. The impairment charge was primarily related to specific assets under lease with customers that terminated their contracts. Accordingly, the Company experienced a significant adverse change in the extent the property and equipment were being used. The Company evaluated the recoverability of the assets and concluded they were not recoverable.

The useful life of property and equipment, net consisted of the following:

Years
Tablets	4
Computer equipment	3
Software	3
Leasehold Improvements	Shorter of estimated useful life or remaining lease term

Accrued Liabilities

Accrued liabilities consisted of the following:

	As of June 30,
	2022	2021
Accrued expenses	$2,176	$2,557
Repair cost reserve (Refer to Note 8)	724	1,166
COVID-19 deferred compensation and deferred payroll tax	204	2,330
Accrued sales tax	86	90
Accrued vacation	874	751
Accrued interest	402	262
Accrued other	1,749	100
Total accrued liabilities	$6,215	$7,256

5. Intangible Assets, Net

Intangible assets consisted of the following:

	As of June 30,
	2022	2021
Capitalized software	$3,135	$1,470
Developed technology	1,300	—
Domain name	151	151
Intangible assets, gross	4,586	1,621
Less: accumulated amortization	(360)	(287)
Intangible assets, net	$4,226	$1,334

Intangible assets have weighted-average amortization periods as follows:

Years
Capitalized software	4
Developed technology	4
Domain Name	15

Amortization expense of intangible assets was $73 and $95 for the years ended June 30, 2022 and 2021, respectively. During the year ended June 30, 2022, the Company recognized a loss on impairment of $133 related to its capitalized software in cost of revenue in the Company’s consolidated statement of operations and comprehensive loss. Within capitalized software on June 30, 2022 and 2021, $2,786 and $1,033, respectively, are in process capitalized software costs and accordingly, the amortization of such costs are excluded from the table below.

Total future amortization expense for intangible assets was estimated as follows:

2023	$377
2024	350
2025	339
2026	308
2027	10
Thereafter	56
Total	$1,440

6. Financing Obligations

The Company’s financing obligations consist of the following:

	As of June 30,
	2022	2021
Vendor financing facility	$—	$6,735
Receivable financing facility	5,911	6,170
Equipment financing facility	2,929	5,630
Total financing obligations	8,840	18,535
Less: financing obligations, current	(8,840)	(15,763)
Total financing obligations, noncurrent	$—	$2,772

Vendor financing facility

The Company entered into an interest-bearing vendor financing arrangement used to finance certain inventory purchases. The arrangement extends the repayment terms of normal invoices beyond the original due date and as such is classified outside of accounts payable on the Company’s consolidated balance sheet. Through the agreement, payments are made over the course of an 18-month term, with the unpaid balance bearing interest at a rate of 18%-26%. As of June 30, 2022 and 2021, the Company had an outstanding principal balance of $0 and $6,792, respectively.

Receivable financing facility

On April 27, 2021, the Company entered into an investment arrangement in which the Company provides future receivables available to an outside investor to invest in, in exchange for an upfront payment. Through this arrangement, the Company obtains financing in the form of a large upfront payment, which the Company accounts for as a borrowing by recording the proceeds received as a financing obligation, which will be repaid through payments collected from accounts receivable debtors relating to future receivables. The financing obligation is non-recourse; however, the Company is responsible for collections as the Company must first collect payments from the debtors and remit them to the investor. The Company recognizes interest on the financed amount using the effective interest method. The effective interest rate is the interest rate that equates the present value of the cash amounts to be received by the investor with the present value of the cash amounts paid by the investor to the Company. The receivable financing facility has a term of 5 years and the arrangement allows the Company and the financier to mutually agree to roll forward the Company’s borrowings as they come due.

On August 15, 2021, November 16, 2021, February 22, 2022 and May 31, 2022, in accordance with the terms of the receivable financing facility, the Company rolled forward the receivable financing facility, enabling the Company to continue its quarterly borrowings for a minimum of a rolling twelve-months. Subject to the approval of the financier, the Company expects to continue rolling forward the receivable financing facility.

Equipment financing facility

Beginning in 2019, the Company entered into arrangements with third party financiers to secure payments of certain tablet purchases. Such arrangements generally have terms ranging from 3 – 5 years and interest rates ranging from 8%-14%. The Company then leases the tablets monetized by the financiers to one of its customers through operating leases that have 4-year terms.

In fiscal year 2022, the Company defaulted on certain arrangements with third party financiers due to non-payment of rent. As of September 27, 2022, the Company was in default related to required monthly payments from April 2022 through September 2022. Default under the arrangements permits the financiers to declare the amounts owed under the arrangement due and payable and exercise its right to secure the tablets under lease. Although the Company intends to cure the lease default, the Company cannot provide assurance that it will be successful. As a result, the Company reclassified all of its obligations under these arrangements that are in default as short-term within financing obligations, current as of June 30, 2022.

7. Debt Arrangements

The Company’s outstanding debt, net of debt discounts, consisted of the following:

	As of June 30,
	2022	2021
Convertible promissory notes	$89,663	$62,581
Term loans	25,443	14,011
PPP Loan	2,000	4,599
Total debt	117,106	81,191
Less: debt, current	(115,106)	(12,453)
Total debt, noncurrent	$2,000	$68,738

Convertible promissory notes

Fiscal Year 2021 Notes

July 2020 Notes — In July 2020 the Company issued convertible promissory notes (the “July 2020 Notes”) in the amount of $5,500 with an annual interest rate of 5%. The July 2020 Notes mature at the earlier of (a) 18 months from the note issuance date or (b) an event of default. If the notes have not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into shares of common stock based on a per-share conversion price equal to (a) $310,000 divided by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date or upon election of the holder, be repaid in cash. Prior to maturity and upon the closing of the next private financing of preferred stock or public liquidity event, the entire outstanding principal and accrued interest shall automatically be cancelled and converted into that number of shares of private preferred stock sold in such next financing as obtained by dividing (a) the entire principal and accrued interest balance by the lower of (i) 85% of the per-share selling price at which the Company issues shares of Conversion Stock in the Next Financing or (ii) the quotient obtained by dividing (a) $310,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Next Financing.

Upon a public liquidity event, the holder has the option to convert the entire outstanding principal and accrued interest into that number of shares of preferred stock as obtained by dividing (a) the entire principal and accrued interest balance by the lower of (i) 85% of the per-share selling price at which the Company issues shares of Conversion Stock in the Next Financing or (ii) the quotient obtained by dividing (a) $310,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the public liquidity event. In November 2021, the Company amended its July 2020 Notes to remove the note holders option to elect repayment in cash at maturity. In January 2022, the Company amended its July 2020 Notes to extend the maturity date to the earlier of (a) March 31, 2022 or (b) an event of default.

Concurrent with the issuance of the July 2020 Notes, the Company issued warrants to purchase common stock at an exercise price of $0.01 and expire in July 2025. The warrants were determined to not be freestanding financial instruments and are embedded in the convertible notes.

Q3 2021 Notes — During January 2021 through March 2021 the Company issued convertible promissory notes (the “Q3 2021 Notes”) in the amount of $18,166 with an annual interest rate of 5%. The Q3 2021 Notes mature at the earlier of (a) 20 months from the note issuance date or (b) an event of default. If the notes have not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into shares of a new series of preferred stock of the Company (with terms substantially similar to the Company’s Series C Preferred Stock, including a pari passu liquidation preference with the Company’s Series C Preferred Stock and a liquidation preference equal to the applicable conversion price of the Note) based on a per share conversion price equal to the quotient obtained by dividing (a) the then-applicable Valuation Cap (as defined in the Warrant) by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date. Prior to maturity and upon the closing of the next private financing of preferred stock, the entire outstanding principal and accrued interest shall automatically be cancelled and converted into that number of shares of preferred stock sold in such next private financing as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price. The conversion price being 85% of the lowest per-share selling price at which the Company issues shares of preferred stock to new-money investors in the next private financing. Upon a public liquidity event, the holder has the option to convert the entire outstanding principal and accrued interest into that number of shares of preferred stock as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price, a conversion price 85% of the lowest per-share selling price at which the Company issues shares of Conversion Stock to new-money investors in the Next Financing.

Concurrent with the issuance of the Q3 2021 Notes, the Company issued warrants to purchase a variable number of shares of common stock at an exercise price of $0.01. Such warrants expire between January 2026 and March 2026. The warrants were determined to not be freestanding financial instruments and are embedded in the convertible notes.

June 2021 Notes — In June 2021, the Company issued convertible promissory notes (the “June 2021 Notes”) in the total amount of $20,000 with an annual interest rate of 5%. The June 2021 Notes mature at the earlier of (a) 20 months from the note issuance date or (b) an event of default. If the notes have not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into senior preferred stock of the Company based on a per share conversion price equal to the quotient obtained by dividing (a) $600,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date. Prior to maturity and upon the closing of a qualified next private financing of preferred stock or public liquidity event, the entire outstanding principal and accrued interest shall automatically be cancelled and converted, or in the case of a nonqualified financing at the option of the holder may be cancelled and converted into that number of shares of preferred stock sold in such qualified or nonqualified next private financing as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price. The conversion price being the lower of (i) 85% of the lowest per-share selling price at which the Company issues shares of preferred stock to new-money investors in such financing or (ii) the quotient obtained by dividing (a) $600,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the next financing or public liquidity event The June 2021 Notes were settled with the issuance of the February 2022 Note.

July 2021 Notes — In July 2021, the Company issued convertible promissory notes (the “July 2021 Notes”) in the total amount of $500 with an annual interest rate of 5%. The July 2021 Notes mature at the earlier of (a) December 20, 2022 or (b) an event of default. If the notes have not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into senior preferred stock of the Company based on a per share conversion price equal to the quotient obtained by dividing (a) $600,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date. Prior to maturity and upon the closing of a qualified next financing of private preferred stock or public liquidity event, the entire outstanding principal and accrued interest shall automatically be cancelled and converted, or in the case of a nonqualified financing at the option of the holder may be cancelled and converted into that number of shares of preferred stock sold in such qualified or nonqualified next private financing as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price. The conversion price being the lower of (i) 85% of the lowest per-share selling price at which the Company issues shares of preferred stock to new-money investors in such financing or (ii) the quotient obtained by dividing (a) $600,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the next financing or public liquidity event.

February 2022 Note – In February 2022, the Company issued a convertible promissory note (“February 2022 Note”) in the amount of $25,663 with an annual interest rate of 5%. The February 2022 Notes settled indebtedness of $20,663, which includes accrued interest, related to the June 2021 Note and included $5,000 of cash proceeds. The February 2022 Note matures at the earlier of (a) December 20, 2022 or (b) an event of default. If the note has not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into senior preferred stock of the Company based on a per share conversion price equal to the quotient obtained by dividing (a) $535,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date. Prior to maturity and upon the closing of a qualified next financing of preferred stock or public liquidity event, the entire outstanding principal and accrued interest shall automatically be cancelled and converted, or in the case of a nonqualified financing at the option of the holder may be cancelled and converted into that number of shares of preferred stock sold in such qualified or nonqualified next financing as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price. The conversion price being the lower of (i) 85% of the lowest per-share selling price at which the Company issues shares of preferred stock to new-money investors in such financing or (ii) the quotient obtained by dividing (a) $535,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the next financing or public liquidity event.

May 2022 Notes – In May 2022, the Company issued convertible promissory notes (“May 2022 Notes”) in the amount of $2,650 with an annual interest rate of 5%. The May 2022 Notes mature at the earlier of (a) December 20, 2022 or (b) an event of default. If the notes have not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into senior preferred stock of the Company based on a per share conversion price equal to the quotient obtained by dividing (a) $535,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date. Prior to maturity and upon the closing of a qualified next financing of private preferred stock or public liquidity event, the entire outstanding principal and accrued interest shall automatically be cancelled and converted, or in the case of a nonqualified financing at the option of the holder may be cancelled and converted into that number of shares of preferred stock sold in such qualified or nonqualified next private financing as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price. The conversion price being the lower of (i) 85% of the lowest per-share selling price at which the Company issues shares of preferred stock to new-money investors in such financing or (ii) the quotient obtained by dividing (a) $535,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the next financing or public liquidity event.

The Company concluded that the convertible promissory notes were eligible to apply the fair value option under ASC 825, accordingly the Company elected to account for the convertible notes at fair value and to report interest costs as a component of the fair value measurement during each reporting period. At June 30, 2022 and June 30, 2021, the remeasured value of the convertible promissory notes was $89,663, and $62,581, respectively with the Company recording a loss on remeasurement of $18,932 during the year ended June 30, 2022. The Company recorded a loss on remeasurement of $18,915 during the year ended June 30, 2021.

Term loans

On May 6, 2020, the Company entered into a loan agreement (the “PFI Loan”) with Point Financial Inc., which provided the Company with $6,000. The PFI Loan bore interest at 18.5% and matured on May 6, 2024. The PFI Loan required repayment of accrued interest only on the outstanding principal amount over the first 18 payment dates and an equal payment of principal plus accrued interest on the next 30 payment dates. The PFI Loan required a prepayment fee of 3% of the principal balance owed if the Company pre-paid within the first 18 months of the loan agreement term. The Company pre-paid the principal balance of $6,000 on March 5, 2021 and recorded a loss on extinguishment of $616.

On March 4, 2021, the Company entered into a loan agreement (the “Horizon Loan”) with Horizon Technology Finance Corporation (“Horizon”), which provided the Company with $15,000, bears interest at prime rate plus 6.5% per annum, and has a term of 54 months from each loan funding date. The Horizon Loan payment terms require repayment of accrued interest only on the outstanding principal amount over the first 24 payment dates and an equal payment of principal plus accrued interest on the next 30 payment dates identified in the notes applicable to the loan. The Company pledged certain assets against the Horizon Loan. The Horizon Loan contains financial covenants that require the maintenance of an unrestricted cash plus accounts receivable balance and achievement of quarterly bookings targets. On March 11, 2022, the Company amended the Horizon Loan to shorten the total term to 24 months with a maturity date of March 20, 2023.

On April 1, 2022, the Company entered into a second amendment with Horizon. Under the amended agreement, the Company experienced a default event, whereby the Company failed to achieve the agreed upon enterprise platform bookings target for the six months ended March 31, 2022. Horizon agreed to waive its right to repayment pursuant to the default event. However, as a consequence of the default, the Company will pay a 5% default rate for the periods commencing April 1, 2022 through the date of repayment of all obligations. In addition, pursuant to the amendments, the covenant related to enterprise platform bookings were also waived for the June 30, 2022 quarterly measurement period. The Company does not believe non-compliance with this covenant impacted the Company or its operations, other than the increased interest cost associated with the default rate. As of June 30, 2022, the Company was in compliance with the loan covenants. As of June 30, 2022 and June 30, 2021, the Company had an outstanding gross balance of $15,000 on the Horizon loan, and an unamortized debt discount of $570 and $989, respectively.

On March 11, 2022, the Company entered into a loan agreement (the “Lago Loan”) with Lago Innovation Fund I & II, LLC, which provided the Company with $12,600, bears interest at the greater of 12% plus the greater of 1% or 30 day LIBOR, bears 2% payable in kind interest, and matures on April 1, 2023. The Company pledged certain assets against the Lago Loan. The Lago Loan payment terms require repayment of accrued interest only on the outstanding principal over the first 12 payment dates and payment of principal plus remaining accrued interest on the last payment date identified in the notes applicable to the loan. The Company may prepay at any time for a fee, dependent on the time of prepayment. The Lago Loan contains financial covenants that require the maintenance of unrestricted cash plus accounts receivable balance and achievement of quarterly bookings targets. As of June 30, 2022, the Company was in compliance with its covenants. The Company issued 253,855 warrants to purchase Series C convertible preferred stock with the Lago Loan. Refer to Note 11 for further details. As of June 30, 2022, the Company had an outstanding gross balance of $12,679 on the Lago Loan and an unamortized debt discount of $1,665.

Paycheck Protection Program Loan

In April 2020, the Company obtained a PPP loan for $2,599 through the SBA. In March 2021, a second PPP loan was obtained in the amount of $2,000, for a total of $4,599. The loans will be fully forgiven if the funds are used for payroll costs, interest on mortgages, rent, and utilities, with at least 60% being used for payroll. The Company used the funds for these expenses and applied for loan forgiveness of the PPP funds. Should the loans be forgiven, the forgiven loan balance will be recognized as income at that time. During the twelve months ended June 30, 2022, the Company received forgiveness for the first PPP loan of $2,599, which was recorded in Other income (expense), net in the Company’s consolidated statement of operations and comprehensive loss. The second PPP loan has not been forgiven as of June 30, 2022. The second PPP loan was forgiven after June 30, 2022; refer to Note 19 for further details. No collateral or personal guarantees were required for the loan. These PPP loans would bear an interest rate of 1%, with two-year maturity for the first and five-year maturity for the second loan, respectively. The Company accounts for the loans as debt subject to the accounting guidance in ASC 470, Debt.

As of June 30, 2022, future principal payments on debt were as follows:

Year Ended June 30,
2023	$80,079
2024	—
2025	—
2026	2,000
Total future payments on debt obligations	$82,079

8. Commitments and Contingencies

Operating Leases

The Company’s operating lease portfolio currently consists of office space leases. The Company leases its office headquarters under a non-cancellable operating lease expiring in January 2025.

Future minimum payments related to operating leases as of June 30, 2022, are as follows:

Year Ended June 30,	Operating Leases
2023	$273
2024	218
2025	127
Total minimum lease payments	$618

Total rent expense in the statements of operations, totaled $413 and $208 for the years ended June 30, 2022, and 2021, respectively.

Warranties, Indemnification, and Contingencies

The Company enters into service level agreements with customers which warrant defined levels of uptime and support response times and permit those customers to receive credits for prepaid amounts in the event that those performance and response levels are not met. In the years ended June 30, 2022 and 2021, the Company has incurred costs to refurbish customer tablets of $2,970 and $2,241, respectively, recorded in cost of revenue in the Company’s consolidated statement of operations and comprehensive loss. In connection with the service level agreements, the Company has recorded $724 and $1,166 in accrued liabilities in the consolidated financial statements for expected repair costs for customer tablets currently in the Company’s return merchandise authorization process as of June 30, 2022 and 2021, respectively.

In the ordinary course of business, the Company enters into contractual arrangements under which the Company agrees to provide indemnification of varying scope and terms to business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of the breach of such agreements, intellectual property infringement claims made by third parties, and other liabilities relating to or arising from the Company’s platform or the Company’s acts or omissions. In these circumstances, payment may be conditional on the other party making a claim pursuant to the procedures specified in the particular contract. Further, the Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments.

In addition, the Company has agreed to indemnify the Company’s directors and executive officers for costs associated with any fees, expenses, judgments, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as the Company’s director or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains director and officer insurance coverage that may enable the Company to recover a portion of any future amounts paid.

Legal Proceedings

In the ordinary course of business, the Company may be subject from time to time to various proceedings, lawsuits, disputes, or claims. The Company makes a provision for a liability relating to legal matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These estimates are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, estimated settlements, legal rulings, advice of legal counsel, and other information and events pertaining to a particular matter. In general, the resolution of a legal matter could be material to the Company’s financial condition or cash flows, or both, or could otherwise adversely affect the Company’s operating results. The outcomes of legal proceedings and other contingencies are, however, inherently unpredictable, and subject to significant uncertainties. At this time, the Company does not have any such matters that, if resolved unfavorably, would have a material impact on its financial condition, results of operations or cash flows.

In June 2022, the Company received a favorable arbitrator ruling related to a matter with its third-party subcontractor and was awarded approximately $11,304 in damages related to the Company’s loss on infrequent product repairs and to cover its legal expenses. The award has not met the criteria to be considered realizable as of June 30, 2022. As a result, the Company has not recognized any gain related to this settlement in its consolidated statement of operations and comprehensive loss.

9. Loss on Infrequent Product Repairs

In fiscal years 2022 and 2021, the Company experienced an increase in hardware returned for repair or replacement using a Return Merchandise Authorization (“RMA”). While the Company has incurred RMA charges in the past, the volume of repair charges was extremely unusual and very high due to a liquid ingress issue resulting from COVID-19 related actions by the Company’s customers. The Company’s devices failed primarily due to the use of extremely strong commercial disinfectant solutions by the Company’s customers to clean the hardware devices as a mandatory precaution protocol due to COVID-19. Due to use of commercial cleaning products, the solution leaked into the hardware causing significant damage to the devices and requiring replacement of such devices.

The standard warranty the Company provides covers regular wear and tear and does not cover any damage caused by mishandling of the product. However, given the nature of issues, the Company, in order to prevent disruption to the Company’s customers’ businesses, has incurred approximately $582 and $3,342 of repair and replacement expenses related to this issue during fiscal years 2022 and 2021, respectively. The Company provided repair and replacement of its hardware devices to all of its customers as a one-time only offer due to COVID-19. The Company has also made a claim to recover the costs from its third-party subcontractor who manufactures the hardware. Refer to Note 8 for further details.

10. Stockholders’ Deficit

Convertible Preferred Stock

A summary of the preferred stock outstanding and other related information is as follows:

	June 30, 2022 and 2021					Common
	Original Issue Price	Shares Authorized	Shares Outstanding	Net Carrying Value	Liquidation Preference	Stock Issuable Upon Conversion
Series A	$0.3017	9,410,799	8,621,800	$2,567	$2,601	8,621,800
Series AA-1	9.3597	1,131,190	1,024,349	9,520	9,588	1,024,349
Series AA-2	3.3215	169,083	169,083	546	562	169,083
Series B	0.9959	10,364,829	10,364,829	10,131	10,322	10,364,829
Series B-1	0.6711	4,619,282	4,619,282	3,100	3,100	4,619,282
Series C	6.6080	3,026,634	1,513,316	9,965	10,000	1,513,316
Series C-1	5.2864	2,030,761	2,030,761	10,735	10,735	2,030,761
Total		30,752,578	28,343,420	$46,564	$46,908	28,343,420

As any liquidation event must first be approved by the Board, which is controlled by the Company and its common stockholders, the convertible preferred stock is classified as permanent equity in the Company’s consolidated balance sheets as of June 30, 2022 and 2021. The rights, preferences, privileges, restrictions, and other matters relating to the preferred stock are set forth in the Company’s Amended and Restated Certificate of Incorporation dated May 24, 2022, as amended, and are summarized as follows:

Dividend Rights — Holders of Series A convertible preferred stock, Series B convertible preferred stock, Series B-1 convertible preferred stock, Series C convertible preferred stock, and Series C-1 convertible preferred stock (collectively, the “Senior Preferred Stock”), are entitled to receive dividends prior and in preference to dividends declared on the Series AA-1 convertible preferred stock, the Series AA-2 convertible preferred stock, and the voting common stock and non-voting common stock (collectively, the “ELC common stock”) at a rate of $0.0241, $0.0797, $0.0537, $0.5286, and $0.4229 per share per annum, respectively.

After the holders of the Senior Preferred Stock have received full dividend preference, dividends may be declared and paid to all holders of Series AA-1 convertible preferred stock, in preference to the holders of Series AA-2 convertible preferred stock, common stock and non-voting common stock, at a rate of $0.7488 per share per annum. After the holders of Senior Preferred Stock and Series AA-1 convertible preferred stock have received full dividend preference, dividends may be declared and paid to all holders of Series AA-2 convertible preferred stock, in preference to the holders of the Company’s common stock, at a rate of $0.2657 per share per annum.

If, after dividends in the full preferential amount are paid to the holders of Senior Preferred Stock, Series AA-1 convertible preferred stock, and Series AA-2 convertible preferred stock, dividends may be declared and paid to all holders of the ELC common stock and convertible preferred stock holders in proportion to the number of shares of ELC common stock that would be held by each holder if all shares of convertible preferred stock were converted to common stock at the then effective conversion rate.

Dividends are payable only when, and if, declared by the Board of Directors and are non-cumulative.

As of June 30, 2022 and 2021, no dividends have been declared or paid by the Company.

Liquidation preference — In the event of any liquidation event (as defined in the restated certificate of incorporation), whether voluntary or involuntary, before any payment shall be made to the holders of Series A convertible preferred stock, Series B convertible preferred stock, or Series B-1 convertible preferred stock (collectively, the “Other Senior Preferred Stock”), and before any payment shall be made to the holders of Series AA-1 convertible preferred stock, Series AA-2 convertible preferred stock, or ELC common stock, the holders of Series C convertible preferred stock and Series C-1 convertible preferred stock (collectively, “Series C Senior Preferred Stock”) are entitled to receive an amount equal to the greater of a) the original issue price (as defined below) for such series of Senior Preferred Stock, plus any dividends declared but unpaid or b) such amount per share as would have been payable had all shares of such series of Senior Preferred Stock been converted into common stock prior to the liquidation event. If upon any such liquidation event, the funds and assets available for distribution to the stockholders shall be insufficient to pay the holders of shares of Senior Preferred Stock the full amounts to which they are entitled, the holders of shares of Senior Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Senior Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Upon completion of the payments to holders of Series C Senior Preferred Stock, before any payment shall be made to the holders of Series AA-1 convertible preferred stock, Series AA-2 convertible preferred stock, or ELC common stock, the holders of Other Senior Preferred Stock are entitled to receive an amount equal to the greater of a) the original issue price (as defined below) for such series of Senior Preferred Stock, plus any dividends declared but unpaid or b) such amount per share as would have been payable had all shares of such series of Senior Preferred Stock been converted into common stock prior to the liquidation event. If upon any such liquidation event, the funds and assets available for distribution to the stockholders shall be insufficient to pay the holders of shares of Senior Preferred Stock the full amounts to which they are entitled, the holders of shares of Senior Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Senior Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Upon completion of the payments to holders of Senior Preferred Stock, before any payment shall be made to the holders of Series AA-2 convertible preferred stock and ELC common stock, the holders of Series AA-1 convertible preferred stock shall be entitled to receive out of the funds and assets available for distribution, an amount per share equal to the greater of a) the original issue price for such series of Series AA-1 convertible preferred stock plus all declared but unpaid dividends, or b) such amount per share as would have been payable had all shares of Series AA-1 convertible preferred stock been converted into common stock prior to the liquidation event. If the assets and funds distributed among the holders of the Series AA-1 convertible preferred stock are insufficient to permit payment to such holders of the full preferential amount, then the entire assets and funds of are legally available for distribution shall be distributed ratably among the holders of the Series AA-1 convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Upon completion of the payments to holders of Senior Preferred Stock and Series AA-1 convertible preferred stock, before any payment shall be made to the holders of ELC common stock, the holders of Series AA-2 convertible preferred stock shall be entitled to receive out of the funds and assets available for distribution, an amount per share equal to the greater of a) the original issue price for such series of Series AA-2 convertible preferred stock plus all declared but unpaid dividends, or b) such amount per share as would have been payable had all shares of Series AA-2 convertible preferred stock been converted into common stock prior to the liquidation event. If the assets and funds distributed among the holders of the Series AA-2 convertible preferred stock are insufficient to permit payment to such holders of the full preferential amount, then the entire assets and funds of are legally available for distribution shall be distributed ratably among the holders of the Series AA-2 convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, Series AA-1 convertible preferred stock, and Series AA-2 convertible preferred stock, the remaining assets and funds available for distribution to the stockholders shall be distributed among the holders of shares of ELC common stock.

The original issue price is $6.6080, $5.2864, $0.9959, $0.6711, $0.3017, $9.3597, and $3.3215 per share on Series C convertible preferred stock, Series C-1 convertible preferred stock, Series B convertible preferred stock, Series B-1 convertible preferred stock, Series A convertible preferred stock, Series AA-1 convertible preferred stock and Series AA-2 convertible preferred stock, respectively.

Conversion rights — Each share of a series of convertible preferred stock are convertible, into common stock at the option of the holder, at any time, by dividing the original issue price for such series of convertible preferred stock by the conversion price for such series of preferred stock. The conversion price for each series of convertible preferred stock is equivalent to the original issue price for such series of convertible preferred stock.

Each share of convertible preferred stock will automatically be converted into shares of common stock (a) immediately upon the closing of an underwritten public offering, pursuant to an effective registration statement file with the United States Securities and Exchange Commission resulting in aggregate gross proceeds to the Company of at least $75,000 and at a per share offering price to the public of no less than one times the original issue price of the Series C convertible preferred stock or (b) (i) in the case of the Series C convertible preferred stock and Series C-1 convertible preferred stock, the date and time in which a majority of the holders of Series C convertible preferred stock and Series C-1 convertible preferred stock, including the Series C lead investor, then outstanding specify by vote or written consent (ii) in the case of the Series B convertible preferred stock and Series B-1 convertible preferred stock, the date and time in which a majority of the holders of Series B convertible preferred stock and Series B-1 convertible preferred stock, including the Series B lead investor, then outstanding specify by vote or written consent, (iii) in the case of the Series A convertible preferred stock including the Series A lead investor, the date and time in which a majority of the holders of Series A convertible preferred stock then outstanding specify by vote or written consent (iv) in the case of the Series AA-1 convertible preferred stock, the date and time in which a majority of the holders of Series AA-1 convertible preferred stock then outstanding specify by vote or written consent and (v) in the case of the Series AA-2 convertible preferred stock, the date and time in which a majority of the holders of Series AA-2 convertible preferred stock then outstanding specify by vote or written consent.

Voting Rights — Holders of convertible preferred stock are entitled to vote equal to the number of whole shares of common stock into which the shares of convertible preferred stock are convertible. Holders of convertible preferred stock vote together with the holders of common stock as a single class on an as-converted basis.

Common Stock

The Company is authorized to issue two classes of common stock: 52,000,000 shares of common stock and 665,368 shares of non-voting common stock as of June 30, 2022, and 50,674,000 shares of common stock and 165,368 shares of non-voting common stock as of June 30, 2021, each with a par value of $0.001 per share. As of June 30, 2022, the Company has 6,030,889 shares of common stock outstanding and 165,368 shares of non-voting common stock outstanding. As of June 30, 2021, the Company has 4,966,986 shares of common stock, and 165,368 shares of non-voting common stock outstanding. The holders of common stock shall have the right to one vote for each share of common stock held. The holders of non-voting common stock do not have the right to vote on any matter. The Company’s common stock and non-voting common stock share all characteristics with the exception of voting rights.

The Company has the following shares of common stock reserved for future issuance:

	As of June 30,
	2022	2021
Conversion of convertible preferred stock	28,343,420	28,343,420
Warrants to purchase common stock	3,479,687	3,845,428
Warrants to purchase non-voting common stock	500,000	—
Warrants to purchase convertible preferred stock	1,772,548	1,518,693
Conversion of convertible notes	7,195,737	4,259,508
Options to purchase common stock and RSUs	14,282,957	14,920,447
Stock options and RSUs available for future grants	1,083,594	767,017
	56,657,943	53,654,513

(1)	Shares reserved for common stock upon settlement of convertible notes into preferred shares and conversion of such preferred shares into common shares assumes that the notes are settled into preferred shares under the next financing scenario and are converted into common shares on a one for one basis. The ultimate number of shares to be issued is dependent on the Company’s fully diluted capitalization at the time of conversion and the occurrence of a next financing event or a change in control prior to maturity.

(2)	Shares reserved for common stock upon settlement of warrants to purchase common stock that are embedded with the convertible notes assumes the warrants are settled into common shares under the next financing scenario. The ultimate number of shares to be issued is dependent on the Company’s fully diluted capitalization at the time of conversion and the occurrence of a next financing event or a change in control prior to maturity.

11. Warrants

Since inception, the Company has issued warrants to purchase convertible preferred and common stock in conjunction with various debt financings.

The Company accounts for its warrants in accordance with ASC 815-40 as either liabilities or as equity instruments depending on the specific terms of the warrant agreement. Warrants are classified as liabilities when there is variability in the number of shares, and when the variability is not related to an implicit or explicit input to the valuation of the Company. Liability-classified warrants are remeasured at each reporting date until settlement, with changes in the fair value recognized in change in fair value of warrants and convertible promissory notes in the statement of operations and comprehensive loss. Warrants that meet the fixed-for-fixed criteria or contain variability related to an implicit or explicit input to the valuation of the Company are classified as equity instruments. Warrants classified as equity instruments are initially recognized at fair value and are not subsequently remeasured.

Convertible Preferred Stock Warrants

The following tables represents the warrants on convertible preferred stock outstanding:

	As of June 30, 2022
	Expiration date	Exercise Price	Number of Shares	Term (years)	Classification
Series A	March 2026	$0.30	220,263	10	Equity
Series A	March 2026	$7.49	71,553	10	Liability
Series AA-1	March 2026	$7.49	106,841	10	Liability
Series A	July 2027	$0.30	497,183	10	Liability
Series C	[A]	$6.61	224,909	[A]	Equity
Series C	January 2031	$6.61	34,050	10	Liability
Series C-1	March 2031	$5.29	363,894	10	Liability
Series C	March 2032	$6.61	253,855	10	Liability
Total			1,772,548

	As of June 30, 2021
	Expiration date	Exercise Price	Number of Shares	Term (years)	Classification
Series A	March 2026	$0.30	220,263	10	Equity
Series A	March 2026	$7.49	71,553	10	Liability
Series AA-1	March 2026	$7.49	106,841	10	Liability
Series A	July 2027	$0.30	497,183	10	Liability
Series C	[A]	$6.61	224,909	[A]	Equity
Series C	January 2031	$6.61	34,050	10	Liability
Series C-1	March 2031	$5.29	363,894	10	Liability
Total			$1,518,693

[A]	—	Warrants will expire at the earliest of a consummation of an acquisition and one year after the effective date of a registration statement for an initial public offering.

[B]	—	Warrant has the option of being converted into a variable number of shares based on the class of shares that the warrant is exercised at the discretion of the warrant holder. The Company notes the most likely conversion is to Series C-1 Preferred Stock and have calculated the number of shares as the quotient of the aggregate warrant intrinsic value of $1,925 over the exercise price of $5.29.

Common Stock and Non-Voting Common Stock Warrants

The following tables represents the warrants on common stock outstanding:

	As of June 30, 2022
	Expiration date	Exercise Price	Number of Shares	Term (years)	Classification
Common	[C]	$6.32	15,818	7	Equity
Common	[C]	$6.32	51,407	7	Equity
Common	[C]	$6.32	20,563	7	Equity
Common	March 2026	$7.49	104,284	10	Liability
Common	October 2027	$0.30	175,288	10	Equity
Common	[D]	$0.01	3,179,551	[D]	Liability
Non-voting Common	June 2028	$0.01	500,000	6.7	Equity
Total			4,046,911

	As of June 30, 2021
	Expiration date	Exercise Price	Number of Shares	Term (years)	Classification
Common	[C]	$6.32	15,818	7	Equity
Common	[C]	$6.32	51,407	7	Equity
Common	[C]	$6.32	20,563	7	Equity
Common	March 2026	$7.49	104,284	10	Liability
Common	October 2027	$0.30	175,288	10	Equity
Common	[D]	$0.01	3,478,068	[D]	Liability
Total			3,845,428

[C]	—	Warrants expire at the greater of 7 years from the issuance date or 5 years from the effective date of a registration statement for an initial public offering.

[D]	—	Warrants are exercisable after the conversion of the related convertible notes and will expire, if not exercised, at the earliest of a change in control event, the effective date of a registration statement for an initial public offering and 5 years from the issuance date.

[E]	—	Warrants were issued in October 2021 and are exercisable contingent on rollouts of the Company’s products and services to the warrant holder. Number of shares represents the maximum number of shares to be issued to the warrant holder of 500,000, of which 397,500 remained contingent as of June 30, 2022. Expense related to these warrants will be recognized as a reduction to the transaction price of the customer contract and recorded as contra-revenue in the Company’s consolidated statements of operations and comprehensive loss. At initial recognition the Company measured the warrants at fair value, and through June 30, 2022 the Company has recognized $712 increase to additional paid-in capital associated with the vesting of such warrants and has recorded a corresponding reduction to revenue during such period of $129. The difference between the amount vested and contra-revenue recorded being the remaining consideration associated with vested warrants of $583, which is being deferred and will be amortized as contra-revenue as the related services are rendered.

12. Stock-Based Compensation

On November 7, 2018, the Company adopted a new equity incentive plan (“2018 Plan”) which replaced the 2008 Stock Incentive Plan (“2008 Plan” or “Prior Plan”). As of June 30, 2022 and 2021, the number of shares of common stock reserved for issuance under the 2018 Plan includes 1,083,594 and 767,017, respectively.

The Board of Directors may grant incentive and non-statutory stock options and RSUs to employees, outside directors, investors and consultants at an exercise price of not less than 100% of the fair market value, as determined by the Board of Directors, at the date of grant. Stock options and RSUs vest ratably over periods determined by the Board of Directors, generally 4 years, and expire no later than ten years from the date of grant. For options subject to the one-year cliff, the expense is recognized as 25% of the total option value, which is recognized on a straight-line basis over the first year and remaining option expense continues to be recognized straight-line as vesting occurs monthly thereafter.

During the fiscal year 2022, the Company granted 445,000 RSUs to its employees and consultants that contain a service-based vesting condition and a performance-based vesting condition, with a weighted average grant date fair value of $6.46 per RSU. The service-based vesting condition is generally satisfied by rendering continuous service for 5 years, with 20% vesting each year. The performance-based vesting condition is satisfied in connection with an initial public offering or a change in control. However, the consummation of the deSPAC does not result in satisfaction of the performance condition. The Company did not record compensation expense for the fiscal year 2022 related to these RSUs as achievement of the performance-based vesting condition was not deemed probable of occurring. As of June 30, 2022, $2,876 of stock-based compensation related to these RSUs remains unrecognized, which is expected to be recognized over a remaining weighted-average period of 4.69 years, subject to the performance-based vesting condition being satisfied or deemed probable at which point the Company will recognize a cumulative adjustment for the service condition satisfied at such point.

During the fiscal year 2021, the Company granted 741,740 performance-based options that contained a service-based vesting condition and a performance-based vesting condition. The service-based vesting condition is satisfied by rendering continuous service for 4 years after the performance-based vesting condition occurs. The performance-based vesting condition is satisfied in connection with a financing event or a public liquidity event for 370,870 of the options and in connection with a public liquidity event for 370,870 of the options. A financing event occurred as of June 30, 2021 that satisfied the performance-based vesting condition for 370,870 of the options. As a result, these options are now subject to the service-based vesting condition and the Company recorded $97 and $0 of compensation stock-based compensation expense during the year ended June 30, 2022 and 2021, respectively. As of June 30, 2022, $291 remains subject to service-based vesting, which is expected to be recognized over a weighted-average period of 3 years. The Company did not record compensation expense during the year ended June 30, 2022 related to the options that contain a performance-based vesting condition satisfied by a public liquidity event as achievement of the performance-based vesting conditions was not deemed probable of occurring. During the years ended June 30, 2022 and 2021, the Company did not record compensation expense related to these options as achievement of the performance-based vesting conditions was not deemed probable of occurring. As of June 30, 2022, $388 of stock-based compensation related to these options for which the performance-based vesting condition has not been met remains unrecognized, which is expected to be recognized over a weighted-average period of 4 years beginning from when the performance-based vesting condition is satisfied or deemed probable.

In the event of voluntary or involuntary termination of employment with the Company for any reason, with or without cause, all unvested options and RSUs are forfeited and all vested options must be exercised within a 90-day period the 2018 Plan and within a 30-day period under the 2008 Plan or they are forfeited.

The following summary of the equity incentive plan option activity for the year ended June 30, 2022 is shown collectively for the 2018 Plan and the 2008 Plan:

	Options Available for Grant	Number of Options Outstanding	Weighted-Average Exercise Price	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Balance – June 30, 2021	767,017	14,920,447	$0.52	7.64	—
Granted	(396,939)	396,939	$3.83	—	—
Exercised	—	(320,913)	$0.35	—	—
Forfeited and expired	1,151,182	(1,151,182)	$0.81	—	—
Balance – June 30, 2022	1,521,260	13,845,291	$0.59	6.66	—
Vested and expected to vest at June 30, 2022	—	13,479,421	$0.59	6.66	$94,561
Exercisable at June 30, 2022	—	10,044,314	$0.30	5.97	$73,459

The options vested and expected to vest excludes 370,870 performance-based awards, for which the performance conditions were not probable of being achieved at June 30, 2022. The aggregate intrinsic value of options exercised during fiscal years 2022 and 2021 was $1,902 and $361, respectively. The weighted average grant date fair value of granted options during fiscal years 2022 and 2021 were $3.32 and $0.96, respectively.

The following is a summary of the equity incentive plan RSU activity for the year ended June 30, 2022 for the 2018 Plan:

	Number of Awards Outstanding	Weighted-Average Grant Date Fair Value
Unvested Balance – June 30, 2021	—	$—
Granted	445,000	$6.46
Vested	—	$—
Forfeited	(12,334)	$6.37
Unvested Balance - June 30, 2022	432,666	$6.46

Significant Assumptions used in Estimating Option Fair Value and Stock-Based Compensation Expense

The Company estimated the fair values of each option awarded on the date of grant using the Black-Scholes-Merton option pricing model utilizing the assumptions noted below.

●	Risk-free interest rate — The risk-free interest rate was calculated using the average of the published interest rates of U.S. Treasury zero-coupon issues with maturities that approximate the expected term. The dividend yield assumption is zero as the Company has no history of, nor plans to distribute, dividend payments.

●	Expected term — The expected term of the options is based on the average period the stock options are expected to remain outstanding, calculated as the midpoint of the options vesting term and the contractual expiration period, as the Company did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

●	Expected volatility — The expected stock price volatility for the Company’s stock was determined by examining the historical volatilities of the Company’s industry peers as the Company did not have any trading history of its common stock.

●	Expected dividend yield — The dividend yield assumption is zero as the Company has no history of, nor plans to distribute, dividend payments.

The assumptions used under the Black-Scholes-Merton option pricing model and the weighted average calculated value of the options granted to employees are as follows:

	Year Ended June 30,
	2022	2021
Risk-free interest rate	1.06%	0.46% – 1.25%
Expected term (years)	6.10 – 6.51	5.45 – 6.51
Expected volatility	45.84% – 46.15%	46.24% – 47.74%
Expected dividend yield	—%	—%

Stock-based compensation expense, excluding stock-based compensation in capitalized software, by function is as follows:

	Year Ended June 30,
	2022	2021
Research and development	$519	$274
Sales and marketing	424	103
General and administrative	966	359
	$1,909	$736

Stock-based compensation allocated to cost of goods sold was not material for the fiscal years ended June 30, 2022 and 2021. The weighted-average grant date fair value of options vested during the years ended June 30, 2022 and 2021 was $0.85 and $0.38, respectively. As of June 30, 2022, the unrecognized stock-based compensation expense related to outstanding unvested stock options, excluding those with performance-based service conditions that are either unvested or not deemed probable of occurring at June 30, 2022, was $3,756, which is expected to be recognized over a weighted-average period of 3.02 years.

Other Stock-based Compensation

In connection with the acquisition of CyborgOps (see Note 15), the Company issued 587,264 shares of common stock to former employees of CyborOps who have continued employment with the Company, and are accounted for as stock-based compensation because the shares are subject to forfeiture based on post-acquisition time-based service vesting. The shares vest in monthly increments over four years commencing on June 11, 2022. The fair value was determined to be 7.09 per share based on the acquisition date fair value. During the fiscal year ended June 30, 2022, the Company recognized $101 of stock-based compensation expense related to these awards. As of June 30, 2022, unrecognized stock-based compensation expense was $4,063, which is expected to be recognized over a weighted-average period of 3.87 years.

13. Income Taxes

The Company is subject to U.S. federal, state, and local corporate income taxes.

The components of loss before taxes are as follows:

	June 30,
	2022	2021
United States	$(56,644)	$(49,819)
International	100	40
Total loss before taxes	$(56,544)	$(49,779)

Income tax (benefit) provision was comprised of the following:

	June 30,
	2022	2021
Current:
United States	$—	$—
State	17	23
International	—	—
Total current tax provision	17	23

Deferred:
United States	(234)	—
State	(13)	—
International	—	—
Total deferred tax (benefit) provision	(247)	—
Total tax (benefit) provision	$(230)	$23
Effective tax rate	0.41%	(0.0 5)%

The Company’s effective income tax rate reconciliation is composed of the following for the periods presented:

	June 30,
	2022	2021
Federal statutory rate	21.00%	21.00%
State tax net of federal benefit	(0.01)%	(0.04)%
Tax credits	0.66%	0.83%
Foreign rate differential	0.04%	0.02%
Change in fair value of warrants and convertible notes	(7.62)%	(8.52)%
Other	0.61%	(0.24)%
Change in valuation allowance	(14.27)%	(13.10)%
Benefit (provision) for income taxes	0.41%	(0.05)%

The components of net deferred tax assets are as follows (in thousands):

	June 30
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$31,038	$19,659
Deferred revenue	1,823	5,050
Tax credits	4,795	3,929
Interest expense limitation	1,221	—
Other	—	917
Total deferred tax assets	38,877	29,555
Less: valuation allowance	(38,750)	(29,555)
Total deferred tax assets, net of valuation allowance	127	—

Deferred tax liabilities:
Other	(127)	—
Total deferred tax liabilities	(127)	—
Net deferred tax assets	$—	$—

Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized.

The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences are deductible. The Company considers the scheduled reversal of deferred tax liabilities (including the effect of available carryback and carryforward periods), as well as projected pre-tax book income in making this assessment. To fully utilize the net operating loss (“NOL”) and tax credits carryforwards, the Company will need to generate sufficient future taxable income in each respective jurisdiction.

The following summarizes the activity related to valuation allowances on deferred tax assets:

	June 30,
	2022	2021
Valuation allowance, as of beginning of year	$29,555	$22,272
Valuation allowance established	—	—
Changes to existing valuation allowances	9,195	7,283
Valuation allowance, as of end of year	$38,750	$29,555

As of June 30, 2022, the Company had federal and state NOLs for approximately $134,670 and $41,581, respectively. The federal and state NOLs begin to expire in 2029 if not utilized. The use of the NOLs may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986 (the “Code”) and similar state tax law. As of June 30, 2022, the Company had research and development tax credit carryforwards of approximately $5,024 and $4,809 for federal and state tax purposes, respectively. The federal credits begin to expire in 2029 and the state tax credits do not expire.

Utilization of the NOL carryforwards and credits may be subject to a substantial annual limitation due to ownership changes that may have occurred previously or that could occur in the future, as provided by Section 382 of the Code, as well as similar state provisions. Such annual limitation could result in the expiration of net operating losses and credits before their utilization.

Uncertain Tax Positions

The total amount of gross unrecognized tax benefits was $4,916 as of June 30, 2022, of which none would affect the effective tax rate if recognized because it would result in an increase in the deferred tax assets with a corresponding increase in the valuation allowance, therefore no impact. The aggregate changes in the balance of gross unrecognized tax benefits are as follows (in thousands):

	June 30,
	2022	2021
Balance at beginning of year	$4,189	$3,388
Decrease related to prior period tax positions	—	—
Increase related to current year tax positions	727	801
Balance at end of year	$4,916	$4,189

The amount of unrecognized tax benefits relating to the Company’s tax positions is subject to change based on future events including, but not limited to, the settlements of ongoing audits and/or the expiration of applicable statute of limitations. Although the outcomes and timing of such events are highly uncertain, the Company does not expect the unrecognized tax benefits to change significantly over the next 12 months.

The Company files U.S. federal and various state and local income tax returns, including the State of California. The Company has no ongoing tax examinations by the U.S. income tax authorities at this time. The Company is subject to U.S. federal, state or local income tax examinations for all prior years.

14. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the periods presented:

	Years Ended June 30,
	2022		2021
	Voting	Non-Voting	Voting	Non-Voting
Numerator:
Net loss attributable to common stockholders, basic and diluted	$(54,565)	(1,749)	$(48,179)	$(1,623)
Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	5,159,754	165,368	4,908,650	165,368
Net loss per share attributable to common stockholders, basic and diluted	$(10.58)	(10.58)	$(9.82)	$(9.82)

Basic and diluted net loss per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights.

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive are as follows:

	Year Ended June 30,
	2022	2021
Convertible preferred stock	28,343,420	28,343,420
Stock options and RSUs	14,282,957	14,920,447
Convertible preferred stock warrants	1,772,548	1,518,693
Convertible notes	7,195,737	4,259,508
Common stock warrants	3,479,687	3,845,428
Non-voting common stock warrants	500,000	—
Common stock subject to vesting - CyborgOps (see Note 15)	587,264	—
Total potential shares of common stock excluded from the computation of diluted net loss per share	56,161,613	52,887,496

The Company’s stock options and RSUs include 803,536 and 370,870 of service-based and performance-based awards as of June 30, 2022 and 2021, respectively.

15. CyborgOps Acquisition

On May 23, 2022, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”) with CyborgOps, Inc. (“CyborgOps”), a provider of artificial intelligence based products and services for merchants’ phone answering and ordering systems, to purchase substantially all of its assets and assume certain liabilities. The transaction closed on May 23, 2022. The purpose of the acquisition was to allow the Company to accelerate its development of the Presto technology, including acquiring CyborgOps’ assembled workforce to assist in such development. Pursuant to the Purchase Agreement, the stockholders of CyborgOps may receive up to $6,795 in total consideration, consisting of 742,990 shares of the Company’s common stock valued at $7.09 per share and $1,527 in cash consideration, consisting of $100 in cash paid upon closing and a $1,427 promissory note. The promissory note bears interest at 5% and requires monthly payments of $50, consisting of interest and principal payments, beginning in June 2022. All remaining unpaid principal and accrued interest will become due and payable on May 23, 2024. Should a financing event with aggregate proceeds of over $50,000 occur, the unpaid principal and accrued will immediately become due and payable.

Of the $6,795 total consideration, $2,209 was accounted for as consideration transferred, consisting of $155 in cash paid upon closing, $950 deferred cash consideration and $1,104 of stock consideration, representing the conveyance to the former stockholders of 155,726 Company shares valued at $7.09 per share. On the acquisition dated, the remaining 587,264 shares are accounted for as stock-based compensation because the shares are subject to forfeiture based on post-acquisition time-based service vesting over four years (see Note 12). The promissory note is accounted for as post-acquisition compensation expense due to certain cancellation and forgiveness provisions based on continuing employment requirements of certain employees, who were also the primary owners of CyborgOps. The continuing employment condition will be met two years after the execution of the Purchase Agreement.

The acquisition has been accounted for as a business combination under the acquisition method and, accordingly, the total purchase price is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair value on the acquisition date. The fair value of the assets acquired was developed technology intangible assets of $1,300 (See Note 5), $247 deferred tax liability and goodwill of $1,156. Except for these assets and liabilities, CyborgOps did not have other material assets or other material liabilities that were assumed by the Company. The intangible assets were measured using the replacement cost method. The goodwill is primarily attributable to the assembled workforce and is not deductible for tax purposes.

The revenue and earnings of the acquired business have been included in the Company’s results since the acquisition date. The Company incurred approximately $200 in acquisition-related costs, which were expensed as incurred in general and administrative in the Company’s consolidated statement of operations and comprehensive loss. The acquisition did not result in material contributions to revenue or net loss in the consolidated financial statements during the year ended June 30, 2022. Additionally, pro forma financial information is not provided for consolidated revenue and net loss per share as such amounts attributable to CyborgOps were not material.

16. Employee Benefit Plans

The Company sponsors a 401(k) defined contribution plan covering eligible employees who elect to participate. The plan does not provide for any Company contributions.

17. Related Party Transactions

The Company has certain convertible promissory notes and embedded warrants with entities in which a member of the Company’s board of directors is an officer of the entity and has a financial interest in the entity (“affiliated entities”). In fiscal year 2021, the Company issued $4,500 of convertible promissory notes to the affiliated entities as part of the July 2020 Notes and the Q3 2021 Notes. Refer to Note 7 for further details on settlement of the July 2020 Notes and the Q3 2021 Notes.

As of June 30, 2022 and 2021, $9,566 and $6,449, respectively, of the Company’s convertible promissory notes and embedded warrants balance is due to a related party, of which $9,566 and $3,583, respectively, are due within 12 months.

18. Subsequent Events pertaining to the Merger Agreement

On July 25, 2022, the Company subsequently amended its agreement and plan of merger (“the Amended Merger Agreement”) among the Company, Ventoux, Ventoux Merger Sub, and Ventoux Merger Sub II. As a result of the Amended Merger Agreement, the Company’s shareholders will receive $525,000 in Aggregate Base Consideration as each outstanding share of the Company’s common stock, including those preferred shares that have converted to common, will be exchanged into the right to receive newly issued shares of Ventoux’s Class A common stock, as calculated pursuant to the terms of the Amended Merger Agreement and based on a price of $10.00 per share. In addition, the Company amended its convertible note subscription agreement (“the Convertible Note Subscription Agreement”), such that the subscription note holder revised its principal amount to $25 million in connection with the closing of the merger transaction and revised its interest rate to 15% cash interest and 5% paid-in-kind interest.

On September 14, 2022, Ventoux held a special meeting of its stockholders and voted to approve the Proposed Business Combination (“the Business Combination”). The Business Combination closed on September 21, 2022. In connection with the closing of the Proposed Business Combination, the Company was renamed Presto Automation, Inc. and is referred to herein as “New Presto” as of the time of such change of name.

Ventoux issued to the Company’s shareholders 36,760,009 shares of common stock at a price of $10.00 per share and the right to receive up to an aggregate of 15,000,000 shares of New Presto common stock (“Presto Earnout Shares”) if, during the period from and after the Closing until the fifth anniversary of the Closing, the Volume Weighted Average Price (“VWAP” as defined in the Merger Agreement) of New Presto common stock is greater than as follows: (A) 7,500,000 Presto Earnout Shares, if the VWAP is greater than or equal to $12.50 for any 20 trading days within a period of 30 consecutive trading days, and (B) 7,500,000 Presto Earnout Shares if the VWAP is greater than or equal to $15.00 for any 20 trading days within a period of 30 consecutive trading days.

Ventoux issued an aggregate of 7,143,687 shares of New Presto common stock to certain investors for aggregate proceeds of $55,500 to New Presto (the “Equity PIPE Investment”).

Upon the consummation of the Business Combination, all existing outstanding options and RSUs of the Company were assumed by New Presto and converted into an option to acquire New Presto common stock and a restricted stock unit to acquire New Presto common stock, respectively. The number of shares was determined by multiplying (i) the number of shares of the Company’s common stock prior to the consummation of the Business Combination, and (ii) the Exchange Ratio, rounded down to the nearest whole number of shares.

Credit Agreement and Convertible Note Subscription Agreement

On September 21, 2022, in connection with the consummation of the Business Combination, New Presto entered into a Credit Agreement (the “Credit Agreement”) with the Surviving Corporation, Metropolitan Partners Group Administration, LLC (“Metropolitan”), with extended term loans having an aggregate original principal amount of $55,000 (the “Metropolitan Term Loans”).

The Metropolitan Term Loans were borrowed in full at closing. Amounts outstanding under the Credit Agreement will incur interest at the rate of 15% per annum. During the first 18 months following the closing date, the Company may elect to pay a portion of the accrued and unpaid interest by capitalizing the amount of such interest on a monthly basis and adding the same to the principal balance of the Metropolitan Term Loans, after which such capitalized interest shall accrue interest at the interest rate and otherwise constitute principal under the Metropolitan Term Loans (“PIK Interest”). With respect to interest accruing during the first six months after the closing date, the Company may elect for 100% of the interest payment to be capitalized as PIK Interest on a monthly basis. With respect to interest accruing after the six month anniversary of the closing date, but before the 18 month anniversary of the closing date, the Company may elect for 50% of the interest payment to be capitalized as PIK Interest on a monthly basis. The Metropolitan Term Loans mature on March 21, 2025.

The Metropolitan Term Loans may be prepaid by the Company; however, any voluntary or mandatory prepayment made prior to the 18 month anniversary of the closing date must be accompanied by payment of a make whole premium equal to the interest and fees that would have accrued on the aggregate principal amount of the Metropolitan Term Loans (including any interest that could have been capitalized as PIK Interest during such period) from the date of payment through the 18 month anniversary of the closing date. The Company’s obligations under the Credit Agreement are secured by substantially all of the Company’s assets.

On September 21, 2022, in connection with the consummation of the Business Combination, Ventoux, the Company, and affiliates of Silver Rock agreed to terminate the Convertible Note Subscription Agreement, pursuant to a Termination Agreement by and among Ventoux, the Company and Silver Rock (the “Termination Agreement”). Pursuant to the Termination Agreement, Silver Rock agreed to terminate the Convertible Note Subscription Agreement in exchange for 400,000 shares of common stock of the Company which were converted into 322,868 shares of New Presto common stock pursuant to the terms of the Merger Agreement and the payment of certain expenses of Silver Rock.

Warrant Subscription Agreement

In connection with the Metropolitan Term Loans, New Presto also agreed to issue Metropolitan under the Metropolitan Term Loans 1,500,000 non-redeemable New Presto Warrants to purchase New Presto Common Stock that have an exercise price of $11.50 per share and expire 5 years following the consummation of the Business Combination (“Metropolitan Warrants”).

Amended and Restated Warrant Agreement

In conjunction with the Business Combination, the Company assumed Ventoux’s warrant agreement with Continental Stock Transfer and Trust Company (“Continental”), which includes 17,250,000 public warrants and 6,675,000 private placement warrants outstanding. On September 21, 2022, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, the Company entered into an Amended and Restated Warrant Agreement (“Amended and Restated Warrant Agreement”) with Continental, to reflect the issuance of the Metropolitan Warrants, to reflect the transfer of 500,000 Private Warrants (the “Silver Rock Warrants”) to affiliates of Silver Rock Capital Partners LP (“Silver Rock”) and provide that 550,000 of Ventoux’s Private Warrants were cancelled as of the Closing. Each of the Metropolitan Warrants, the Private Warrants and the Silver Rock Warrants is exercisable for one share of New Presto Common Stock at an exercise price of $11.50 per share. Each of the public warrants is exercisable for $8.21 per share.

Business Combination Marketing Agreement, Administrative Services Agreement and the Placement Agency Agreement

On September 21, 2022, in connection with the Closing, Ventoux and Chardan Capital Markets, LLC (“Chardan”) waived certain obligations of New Presto to Chardan in connection with the following agreements: (i) the Business Combination Marketing Agreement, dated December 23, 2020, by and between Ventoux and Chardan, (ii) the Administrative Services Agreement, dated December 23, 2020, by and between Ventoux and Chardan and (iii) the Placement Agency Agreement, dated August 9, 2021, by and between Ventoux and Chardan. In exchange for such waiver, New Presto agreed to pay Chardan approximately $3.2 million, issue an affiliate of Chardan 350,000 shares of New Presto Common Stock and grant Chardan certain rights of first refusal in connection with future financings of New Presto.

19. Other Subsequent Events

The Company has evaluated subsequent events after the balance sheet date through September 27, 2022 the date the financial statements were available to be issued.

In July 2022, the Company amended its July 2020 Notes to extend the maturity date to the earlier of (a) August 31, 2022, or (b) an event of default.

In July 2022, the Company received forgiveness of the second PPP loan of approximately $2,000.

On August 4, 2022, the Company amended the Lago Loan to, among other things, increase the borrowings under the facility by $5,250 and issue approximately 209,044 additional warrants to purchase Series C preferred stock at an exercise price of $6.61 with a maturity date in March 2032. The additional borrowings mature on March 11, 2023 and carry the same interest terms as the original Lago Loan.

On September 15, 2022, the Company issued 164,521 shares of common stock to an existing investor for an aggregate purchase price of $1,000, or $6.08 per share. In conjunction with the issuance, the Company provided the investor with the option to sell the shares back to the Company for the purchase price if (i) during the one-month period immediately following the closing of the Business Combination, the shares of New Presto are de-listed, or 1,133,333 shares to be issued in the closing of the Business Combination are not free from transfer restrictions.

On September 16, 2022, the Company granted 1,477,870 RSUs to a member of its board of directors, a related party to the Company. The RSUs fully vested upon the closing of the Business Combination.

On August 18, 2022, the Company rolled forward the receivable financing facility, enabling the Company to continue its quarterly borrowings for a minimum of a rolling twelve-months.

On September 21, 2022, immediately prior to the closing of the Business Combination, the following occurred:

●	The Company’s convertible preferred stock outstanding was automatically converted into 28,343,420 shares of the Company’s common stock immediately prior to the closing of the Business Combination.

●	The Company’s convertible promissory notes and embedded warrants, including the July 2020 Notes, the Q3 2021 Notes, the July 2021 Notes, the February 2022 Note, and the May 2022 Notes, were converted into an aggregate of 10,060,158 shares of the Company’s common stock immediately prior to the closing of the Business Combination.

●	Warrants to purchase 175,288 shares of common stock were net exercised for 168,758 shares of common stock.

●	All remaining outstanding warrants to purchase shares of the Company were assumed and converted into a newly issued warrants exercisable for common stock of New Presto with share amounts and exercise prices adjusted proportionately using the ratio applicable for exchanging the Company’s common stock to New Presto common stock.

●	The Company pre-paid the outstanding balance of its Lago Loan for a total of $22,351, including principal, accrued interest, and an excess make-whole payment based on a multiple of Lago’s invested capital. The Company also amended the warrants issued in conjunction with Lago Loan to remain outstanding upon the closing of the Business Combination, with the number of shares and exercise price adjusted to allow the holder to receive the same number of shares in New Presto that it would have been entitled to receive if the Lago warrants were exercised prior to the Business Combination.

●	The Company pre-paid the outstanding balance of its Horizon Loan for a total of $17,005, including principal, accrued interest, an end of term fee, and prepayment fees.

●	The Company paid the outstanding balance, including principal and accrued interest, of its promissory note issued as part of the CyborgOps acquisition for a total of $1,451.